Exhibit 99.1

CCF Holdings LLC and Subsidiaries

Financial Report (unaudited)

For the six months ended June 30, 2026 and 2025

CCF Holdings LLC and Subsidiaries

Consolidated Balance Sheets

June 30, 2026 and December 31, 2025

(In thousands, except per share data)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$96,839	$94,575
Restricted cash	1,128	913
Finance receivables at amortized cost, net of allowance for credit losses of $104.9 million and $115.5 million	410,280	430,108
Finance receivables at fair value	266,539	273,223
Card related pre-funding and receivables	2,286	533
Property, leasehold improvements and equipment, net	59,169	66,329
Right of use assets - operating leases	284,815	293,744
Goodwill	107,888	107,888
Intangible assets	61,301	75,197
Security deposits	4,404	4,882
Other assets	134,971	71,678
Total assets	$1,429,620	$1,419,070

Liabilities and Members' Deficit
Liabilities
Accounts payable and accrued liabilities	$211,429	$196,621
Money orders payable	7,224	4,883
Accrued interest	2,047	1,934
Swingline loan	12,000	20,000
Paycheck protection program loan	10,000	10,000
Operating lease obligation	299,216	310,442
First lien facility, net of deferred debt issuance costs of $0.4 million and $1.5 million	142,456	141,306
Term loan, net of deferred debt issuance costs of $0.2 million and $0.7 million	110,532	109,989
Sparrow term loan, net of deferred debt issuance costs of $0.9 million and $1.4 million	49,079	68,632
Sparrow single-pay facility, net of deferred debt issuance costs of $— and $0.1 million	30,972	30,935
Sparrow multi-pay facility, net of deferred debt issuance costs of $1.0 million and $1.4 million	109,688	117,652
TMX ABL credit facility, net of deferred debt issuance costs of $5.4 million and $5.3 million	359,289	376,086
Trident ATL loan, net of deferred debt issuance costs of $6.0 million and $7.3 million	142,348	141,036
TMX Over-advance credit facility, net of deferred debt issuance costs of $0.6 million and $0.8 million	7,460	7,264
Deferred revenue	5,874	6,998
Total liabilities	$1,499,614	$1,543,778
Commitments and contingencies (Notes 7, 10 and 12)
Members' Deficit and Non-Controlling Interest
Preferred units, 1,760,053,026 Class D authorized, 1,660,053,026 Class D outstanding at June 30, 2026 and December 31, 2025	237,794	237,794
Common units, par value $-0- per unit, 89,833,313 Class A, 442,825 Class C, 17,599,180 Class M authorized; 89,833,313 Class A, 442,825 Class C, and 5,573,073 Class M outstanding at June 30, 2026 and December 31, 2025	6,366	6,366
Retained deficit	(276,996)	(336,261)
Non-controlling interest	(37,158)	(32,607)
Total members' deficit and non-controlling interest	(69,994)	(124,708)
Total liabilities and members' deficit	$1,429,620	$1,419,070

See Notes to Consolidated Financial Statements.

CCF Holdings LLC and Subsidiaries

Consolidated Statements of Operations

Six Months Ended June 30, 2026 and 2025

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Revenues
Finance receivable revenues	$563,532	$548,650
Credit service fees	241,976	260,123
Check cashing fees	32,904	32,069
Card fees	3,418	3,543
Other revenues	28,417	24,244
Total revenues, gross	870,247	868,629
Fair value adjustment of finance receivables	863	5,817
Net charge-offs of finance receivables at fair value	(67,532)	(54,406)
Fair value adjustment of finance receivables, net	(66,669)	(48,589)
Provision for credit losses	(213,799)	(201,466)
Total revenues, net	589,779	618,574

Expenses
Salaries and related expenses	183,814	187,703
Occupancy	84,363	82,725
Advertising and marketing	20,001	21,004
Depreciation and amortization	28,479	30,899
Store closure expenses	523	386
Acquisition expenses	5,230	—
Transition services expense	—	899
Non-cash equity-based compensation	171	1,393
Interest expense, net	82,092	87,293
Gain on store closures	(2,870)	(99)
Other expenses	144,210	153,580
Total expenses	546,013	565,783
Income from continuing operations, before tax	43,766	52,791
(Benefit from) provision for income taxes	(35,531)	6,532
Net income	79,297	46,259
Net loss attributable to non-controlling interest	(171)	(1,393)
Net income attributable to CCF Holdings	$79,468	$47,652

See Notes to Consolidated Financial Statements.

CCF Holdings LLC and Subsidiaries

Consolidated Statements of Members’ Deficit

Six Months Ended June 30, 2026 and 2025

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30, 2026
	Class A Units	Class C Units	Class M Units	Total Common Units	Preferred Units		Retained	Non- Controlling
	Shares	Shares	Shares	Amount	Shares	Amount	Deficit	Interest	Total
Balance, December 31, 2025	89,833,313	442,825	5,573,073	$6,366	1,660,053,026	$237,794	$(336,261)	$(32,607)	$(124,708)
Net income (loss)	—	—	—	—	—	—	79,468	(171)	79,297
Non-cash equity-based compensation	—	—	—	—	—	—	—	171	171
Dividends paid	—	—	—	—	—	—	(20,203)	(4,551)	(24,754)
Balance, June 30, 2026	89,833,313	442,825	5,573,073	$6,366	1,660,053,026	$237,794	$(276,996)	$(37,158)	$(69,994)

	Six Months Ended June 30, 2025
	Class A Units	Class C Units	Class M Units	Total Common Units	Preferred Units		Retained	Non- Controlling
	Shares	Shares	Shares	Amount	Shares	Amount	Deficit	Interest	Total
Balance, December 31, 2024	89,833,313	442,825	5,573,073	$6,366	1,660,053,026	$237,794	$(322,529)	$(23,410)	$(101,779)
Net income (loss)	—	—	—	—	—	—	47,652	(1,393)	46,259
Non-cash equity-based compensation	—	—	—	—	—	—	—	1,393	1,393
Dividends paid	—	—	—	—	—	—	(20,202)	(4,665)	(24,867)
Balance, June 30, 2025	89,833,313	442,825	5,573,073	$6,366	1,660,053,026	$237,794	$(295,079)	$(28,075)	$(78,994)

See Notes to Consolidated Financial Statements.

CCF Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2026 and 2025

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Cash flows from operating activities
Net income	$79,297	$46,259
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	213,799	201,466
Fair value adjustment of finance receivables, net	66,669	48,589
Gain on store closures	(2,870)	(99)
Depreciation and amortization	28,479	30,899
Amortization of deferred debt issuance and debt discount costs	5,804	9,063
Lease termination expense	523	386
Non-cash equity-based compensation	171	1,393
Changes in assets and liabilities:
Card related pre-funding and receivables	(1,753)	746
Operating lease right-of-use assets and lease liabilities	112	551
Other assets	(62,327)	2,434
Deferred revenue	(1,124)	(124)
Accrued interest	113	(1,389)
Money orders payable	2,341	431
Accounts payable and accrued liabilities	13,621	(35,823)
Net cash provided by operating activities	342,855	304,782
Cash flows from investing activities
Net receivables originated	(254,483)	(177,477)
Purchase of leasehold improvements and equipment	(7,973)	(10,393)
Net cash used in investing activities	(262,456)	(187,870)
Cash flows from financing activities
Proceeds from TMX ABL credit facility	15,357	2,406
Repayments of TMX ABL credit facility	(32,104)	(43,803)
Proceeds from Sparrow multi-pay facility	1,000	—
Repayments of Sparrow multi-pay facility	(9,419)	—
Repayments of Sparrow term loan	(20,000)	(20,000)
Net repayments of Swingline loan	(8,000)	(6,000)
Dividends paid	(24,754)	(24,867)
Debt issuance costs	—	(2,226)
Net cash used in financing activities	(77,920)	(94,490)
Net increase in cash and cash equivalents and restricted cash	2,479	22,422
Cash and cash equivalents and restricted cash:
Beginning	95,488	115,913
Ending	$97,967	$138,335

The following table reconciles cash and cash equivalents and restricted cash from the Consolidated Balance Sheets to the above statements:

	December 31,
	2025	2024
Cash and cash equivalents	$94,575	$106,913
Restricted cash	913	9,000
Total cash and cash equivalents and restricted cash	$95,488	$115,913

	June 30,
	2026	2025
Cash and cash equivalents	$96,839	$129,041
Restricted cash	1,128	9,294
Total cash and cash equivalents and restricted cash	$97,967	$138,335

See Notes to Consolidated Financial Statements.

CCF Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Six Months Ended June 30, 2026 and 2025

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Supplemental Disclosures of Cash Flow Information Cash payments for:
Interest paid, net	$76,175	$79,619
Income taxes paid, net	$5,086	$8,383

Significant non-cash investing and financing activity:
Right of use assets obtained in exchange for new operating lease liabilities	$17,130	$22,328

See Notes to Consolidated Financial Statements.

CCF Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Periods, Percentages, Units, Per Unit Amounts, or as Noted)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies

Nature of business: CCF Holdings, LLC and Subsidiaries (the “Company”, “CCF Holdings” or “CCF”) is a provider of alternative financial services to unbanked and under-banked consumers. The Company was formed in 2018 and succeeded to the business and operations of Community Choice Financial Inc. The Company owned and operated 1,591 retail locations in 25 states and was licensed to deliver similar financial services through a digital platform in 29 states as of June 30, 2026. Through its network of retail locations and digital platform, the Company provides customers a variety of financial products and services, including secured and unsecured, short-term and medium-term consumer loans, check cashing, prepaid debit cards, and other services that address the specific needs of its individual customers.

The Company has historically issued Class A, Class C and Class M common units (“Common Units”) to certain investors. The Class A units were granted voting rights. Class C and Class M units were non-voting.

In addition to Common Units, CCF has historically issued perpetual cumulative convertible preferred units (the “Preferred Units”) to certain investors. The holders of the Preferred Units were granted certain rights, including voting rights and board observation rights. The Preferred Units accrued dividends monthly and were payable at the direction of the Board of Managers of CCF. Dividends were payable monthly at 15.0% per annum.

The Company historically issued equity-classified warrants (“Warrants”) to purchase the Company’s Class A Common Units. The Warrants were originally scheduled to expire on March 26, 2026. On March 24, 2026, certain of the Warrants were amended to extend their expiration date through the closing of the Merger (as defined and discussed in Note 17) and to provide that the amended Warrants be exercised automatically upon the closing of such merger. On March 26, 2026, Warrants to purchase 800,624 of the Company’s Class A Common Units expired. As of June 30, 2026, Warrants to purchase 8,418,687 of the Company’s Class A Common Units remained outstanding and exercisable.

Pursuant to the 2021 Management Incentive Plan approved by the Company’s Board of Managers, the Company and certain members of the Company’s management (the “CCFI MIP Holders”) were granted profits interests in the form of Class B units (the “CCFI MIP Equity”) of CCF MIP Holdings, LLC, a consolidated subsidiary. For both June 30, 2026 and December 31, 2025, there were 20 Class A units and 380 Class B units authorized, issued and outstanding of CCF MIP Holdings, LLC.

Pursuant to the 2019 Management Incentive Plan approved by the Company’s Board of Managers, the Company’s Board of Managers issued options (“Options”) to employees of the Company to purchase Class M Common Units. The Options were awarded on January 31, 2022 and vested immediately. The Options expire, if not exercised, on the earlier of i) termination of employment or ii) January 31, 2032. As of June 30, 2026, Options for 5,866,393.5 Class M Common Units remained open.

In addition, certain members of the Company’s Board of Managers were historically granted phantom restricted unit awards that were settled upon a change in control transaction (as defined in the Company’s Limited Liability Company Agreement, as amended). The phantom restricted units were fully vested and were subject to customary anti-dilution adjustments.

On August 11, 2026, pursuant to the Agreement and Plan of Merger (the “Initial Merger Agreement”), as amended by the First Amendment to the Merger Agreement, dated June 17, 2026 (the “Amendment to the Merger Agreement”, and together with the Initial Merger Agreement, the “Merger Agreement”), Katapult Holdings, Inc., a Delaware corporation (“Katapult”), completed the business combination transaction with Aaron's Intermediate Holdco, Inc., a Delaware corporation (“Aaron's”), and the Company. Immediately prior to the effective time of the Merger Agreement, the Company caused the CCFI MIP Holders to assign, transfer and deliver to Katapult, and Katapult assumed and acquired from the CCFI MIP Holders, the CCFI MIP Equity and Katapult issued to the CCFI MIP Holders and CCF caused the CCFI MIP Holders to acquire from Katapult shares of Katapult Common Stock as consideration for the CCFI MIP Equity. At the effective time of the Merger Agreement, i) all outstanding Common Units, Preferred Units, and Phantom Units of the Company were collectively converted solely into the right to receive shares of Katapult Common Stock, ii) shares of Katapult Common Stock also became subject to the Warrants of the Company, and iii) vested Options not exercised were forfeited for no consideration. Refer to Note 17 for additional details on the Merger Agreement.

A summary of the Company’s significant accounting policies follows. The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America.

Business combinations: The Company accounts for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over the fair value amounts assigned to the assets acquired and the liabilities assumed represents the goodwill amount resulting from the transactions. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions.

Basis of consolidation: The accompanying consolidated financial statements include the accounts of CCF and subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Reclassifications: Certain amounts reported in the 2025 consolidated financial statements have been reclassified to conform to classifications presented in the 2026 consolidated financial statements, without affecting the previously reported net income or members’ deficit.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for credit losses, the accrual for third-party losses, the determination of fair value of medium-term finance receivables, the valuation of goodwill, and the valuation of deferred tax assets and liabilities.

Revenue recognition: Transactions include loans, credit service fees, check cashing, bill payment, money transfer, money order sales, and other miscellaneous products and services. The revenue recognized from these transactions is classified in the following categories:

Finance receivable revenues—Advance fees and direct costs incurred for the origination of secured and unsecured short-term and medium-term consumer loans are deferred and amortized over the loan period using the effective interest method. Interest earned from short-term and medium-term consumer loans is recognized over the term of the loan using the effective interest method for finance receivables at amortized cost. However, a portion of finance receivables are measured using the fair value option, which is measured based on a discounted cash flow methodology. Interest and fee income on finance receivables at fair value are recognized in finance receivables revenues in the Company’s consolidated statements of operations.

Credit service fees—Credit service organization (“CSO”) and credit access bureau fees (collectively “CSO fees”) are recognized over the arranged credit service period. Product sales are allocated based on performance obligation. CSO performance obligations include the guarantee and the arrangement of the loan. The guarantee portion of the fees are recognized over the period of the loan as the guarantee represents the primary performance obligation. The arrangement of the loan represents a small portion of the CSO fee, and the net impact would not be material.

Check cashing fees—The full amount of the check cashing fee is recognized as revenue at the time of the transaction. The revenue is recognized and the performance obligation is satisfied at the time the service is provided.

Card fees and Other—The Company acts in an agency capacity regarding bill payment services, money transfers, card products, fee based third-party processing services and money orders offered and sold at its retail locations. The Company records the net amount retained as revenue because the supplier is the primary obligor in the arrangement, the amount earned by the Company is fixed, and the supplier is determined to have the ultimate credit risk. The revenue is recognized and the performance obligation is satisfied at the time the service is provided. The transaction price is reduced for variable consideration related to assuring the minimum cash requirement and program fees paid directly to the third-party lending program provider. The Company estimates the amount of variable consideration to which it expects to be entitled at contract inception using the expected value, subject to the constraint that a significant revenue reversal is not probable and is reassessed each reporting period. A small portion of other revenues includes incentive and signing bonuses based on reaching certain volumes, which are recognized over time as the performance obligation is fulfilled. The bonuses are associated with the Company’s agency agreements.

Disaggregation of revenues—Revenues for finance receivables, including the fair value adjustment of finance receivables, and credit service fees are recognized over the term of the loan. Certain other revenues are recognized over the life of the related contract. Total revenues recognized over time were $806.5 million and $814.7 million for the six months ended June 30, 2026 and 2025, respectively. Revenues for check cashing, card fees, and other are recognized at the time of service and were $64.6 million and $59.7 million for the six months ended June 30, 2026 and 2025, respectively.

Cash and cash equivalents: Cash and cash equivalents include cash on hand and short-term investments with original maturities of three months or less. The Company may maintain deposits with well-capitalized banks in amounts in excess of federal depository insurance limits, but believes any such amounts do not represent significant credit risk.

Restricted cash: Restricted cash represents cash held to meet redress obligations, state licensing requirements, compensating balances, or is restricted as to withdrawal or usage.

Finance receivables at amortized cost: Finance receivables consist of short-term and medium-term secured and unsecured consumer loans.

Short-term consumer loans can be unsecured or secured with a maturity up to ninety days. Unsecured short-term loan products typically range in principal from $50 to $825, with a maturity between fourteen and thirty-five days. This form of lending is based on applicable laws and regulations which vary by state. The customers repay the loan by making cash payments or allowing a check or preauthorized debit to be presented. Secured consumer loans with a maturity of ninety days or less are included in this category and represented 80.2% and 80.5% of short-term consumer loans at June 30, 2026 and December 31, 2025, respectively.

In certain states, in compliance with law, the Company offers an extended payment plan for all borrowers. This extended payment plan is advertised to all customers where the program is offered, either via pamphlet, posted at the store at the time of the consumer loan, or on the website. This payment plan is available to all customers in these states upon request and is not contingent on the borrower’s repayment status or further underwriting standards. There are no modifications to customers experiencing financial difficulty. The term is extended to roughly four payments over eight weeks. If customers in the extended payment plan do not make these payments, then their held check is deposited or an ACH is processed for the full amount. Gross loan receivables subject to these repayment plans were immaterial at June 30, 2026 and December 31, 2025, respectively.

Medium-term consumer loans can be unsecured or secured with a maturity greater than ninety days and up to forty-eight months. Unsecured medium-term products typically range from $50 to $6,000 and are evidenced by a promissory note with a maturity between three and thirty-six months. These consumer loans vary in structure depending upon the applicable laws and regulations where they are offered. The medium-term consumer loans are payable in installments or provide for a line of credit with periodic payments. Secured consumer loans with a maturity greater than ninety days are included in this category and represented 40.1% and 41.7% of medium-term consumer loans at June 30, 2026 and December 31, 2025, respectively.

The Company offers consumer loans that are secured by collateral, for which the Company has the right to operate or sell if the customer is experiencing financial difficulty. Secured consumer loans are generally secured by automobiles, motorcycles, or other personal property, however, some consumer loans are unsecured and have no underlying collateral.

Delinquency: The Company determines delinquency status using the contractual terms of the finance receivable.

Allowance for credit losses: Provisions for credit losses are charged to income in amounts sufficient to maintain an adequate allowance for credit losses and an adequate accrual for losses related to guaranteed loans processed for third-party lenders under the CSO program. The factors used in assessing the overall adequacy of the allowance for credit losses on finance receivables, the accrual for losses related to guaranteed loans made by third-party lenders and the resulting provision for credit losses include an evaluation by product and by market based on historical loss experience. The Company evaluates various qualitative factors that may or may not affect the computed initial estimate of the allowance for credit losses on finance receivables, by using internal valuation inputs including historical loss experience, delinquency, overall portfolio quality, and current economic conditions.

Management estimates the allowance balance using relevant information relating to past events, current expectations related to economic conditions, and reasonable and supportable forecasts. Due to the short-term nature of the loan portfolio, forecasted changes in the macroeconomic variables such as unemployment levels and inflationary pressures typically do not have a significant impact on loans outstanding. The Company utilizes a loss rate approach in determining its lifetime expected credit losses primarily based on the Company’s historical loss experience. The forecast of expected losses by loss curves as compared to historical loss curves identifies significant changes in borrower behavior that may indicate historical loss rates should be adjusted, and extends over a reasonable and supportable forecast period. Due to the short-term nature of the loan portfolio, the reversion back to historical loss rates after the forecasting period does not have a meaningful impact. The Company does not require reversion adjustments due to the short-term nature of the loan portfolio. The Company’s current expected credit loss (“CECL”) vintage model segments its loan portfolio into monthly pools of receivables by short-term, medium-term, secured and unsecured and estimates the allowance for credit losses by applying loss rates primarily derived from internal, historical cumulative loss experience, then adjusted by qualitative factors to address recent and forecasted business trends. Qualitative factors considered when determining any adjustments to the historical loss rates included, but were not limited to, contractual delinquency, the value of underlying collateral, economic and other qualitative considerations, and management’s judgment. The Company evaluates such pooling decisions and adjusts as needed from time to time as risk characteristics change. While management uses the best information available to make its evaluation, future adjustments to the allowance for credit losses may be necessary if there are significant changes in economic conditions.

For short-term unsecured cash advance consumer loans, the Company’s policy is to charge off loans when they become past due. For short-term unsecured installment consumer loans, the Company’s policy is to charge off loans when accounts are sixty days past due. The Company’s policy dictates that, where a customer has provided a check or an electronic payment authorization for presentment upon the maturity of a loan, if the customer has not paid off the loan by the due date, the Company will deposit the customer’s check or draft the customer’s bank account for the amount due. If the check or draft is returned as unpaid, all accrued fees and outstanding principal are charged-off as uncollectible. For short-term secured loans, the Company’s policy generally requires that balances be charged off when accounts are either thirty, sixty or ninety days past due depending on the product.

The Company may place loans on nonaccrual status due to statutory requirements, or if the timely collection of principal and interest becomes uncertain. Accrued interest is not applied against interest income and loans remain on nonaccrual status until payment or charge-off. Payments are applied first to any outstanding past due loan balances. Past due payments may not bring a loan off nonaccrual status. The Company’s policy for determining past due status is consistent with the loans receivable aging disclosure. The Company had $80.6 million and $94.5 million of loans in nonaccrual status as of June 30, 2026 and December 31, 2025, respectively. The amount of the resulting charge-off includes unpaid principal, accrued interest and any uncollected fees, if applicable.

For medium-term secured and unsecured consumer loans that have a term of one year or less, the Company’s policy requires that balances be charged off when accounts are either sixty or ninety days past due. For medium-term secured and unsecured consumer loans that have an initial maturity of greater than one year, the Company’s policy generally requires that balances be charged off when accounts are ninety-one days past due. For medium-term loans valued at amortized cost, the Company accrues interest on past-due loans until charged-off for most medium-term loans. For most title loans, the interest and fee income is suspended if the loan is delinquent over thirty-five days and is not resumed until the loan is current. The amount of the resulting charge-off may include unpaid principal, accrued interest and any uncollected fees, if applicable.

Recoveries of amounts previously charged off are recorded to the allowance for credit losses or the accrual for third-party losses in the period in which they are received.

Finance receivables at fair value: As adopted, on July 1, 2024, the Company elected the fair value option (“FVO”) under ASC 825-10, to be applied to all newly originated loans under medium-term secured and medium-term unsecured products, excluding products tied to a line of credit and any third-party lender products under a CSO program, which share similarities in classifications of term length and securitization, but differ in terms of financial instrument product type. As such, the respective finance receivables are reported as finance receivables at fair value on the Company’s consolidated balance sheets. The FVO portfolio is measured based on a discounted cash flow methodology. Loss and payment activity and certain cost assumptions are determined using respective historical data and include consideration of recent trends and anticipated future performance. Future cash flows are discounted using a rate of return that the Company believes is reflective of the market. The changes in fair value are reported in the fair value adjustment of finance receivables on the Company’s consolidated statements of operations. Interest and fee income on finance receivables at fair value are recognized in finance receivables revenues in the Company’s consolidated statements of operations. Charge-off and recovered finance receivable revenues are included in net charge-offs of finance receivables at fair value on the Company’s consolidated statements of operations.

Secured consumer loans before fair value adjustments with a maturity greater than ninety days included in this category represented 76.9% and 78.0% of medium-term consumer loans at June 30, 2026 and December 31, 2025, respectively.

Reserve for unfunded commitments: Financial instruments include off-balance sheet credit instruments, such as commitments to extend lines of credit to meet customer financing needs. The Company’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments, is represented by the contractual amount of those instruments.

The Company records a reserve for unfunded commitments on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancellable, through a charge to provision for credit losses in the Company’s statements of operations. The reserve for unfunded commitments on off-balance sheet credit exposure is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans. When estimating the exposure, the Company evaluates both the likelihood the funding will occur and the estimate of the expected credit losses on commitments expected to be funded over its estimated life based on historical data. The reserve for unfunded commitments is included in accounts payable and accrued liabilities on the Company’s consolidated balance sheets.

Credit service organization: Certain subsidiaries of the Company offer a CSO product to assist customers in obtaining credit with unaffiliated third-party lenders for a fee. The Company records a liability for the secured and unsecured loans expected to default subject to a guarantee. This liability is disclosed as part of accounts payable and accrued liabilities on the Company’s consolidated balance sheets.

Management estimates the accrual for credit losses using relevant information relating to past events, current expectations related to economic conditions, and reasonable and supportable forecasts. The Company utilizes a loss rate approach in determining its lifetime expected credit losses primarily based on third-party lender historical loss experience. The Company’s CECL vintage model segments its loan portfolio into monthly pools of receivables by short-term, medium-term, secured and unsecured and estimates the accrual for credit losses by applying loss rates primarily derived from internal, historical cumulative loss experience, then adjusted by qualitative factors to address recent and forecasted business trends. Qualitative factors considered when determining any adjustments to the historical loss rates included, but were not limited to, contractual delinquency, the value of underlying collateral, economic and other qualitative considerations, and management’s judgment. The Company evaluates such pooling decisions and adjusts as needed from time to time as risk characteristics change. While management uses the best information available to make its evaluation, future adjustments to the accrual for credit losses may be necessary if there are significant changes in economic conditions.

Card related pre-funding and receivables: The Company acts as an agent for marketing prepaid debit cards. For certain products, the Company offers prepaid cards to customers as an optional source of funding a loan and maintains a pre-funded account to load the cards.

Property, leasehold improvements and equipment: Leasehold improvements and equipment are carried at cost. Depreciation is provided principally by straight-line methods over the estimated useful lives of the assets or the lease term, whichever is shorter.

The useful lives of leasehold improvements and equipment by class are as follows:

Years
Furniture and fixtures	7
Leasehold improvements	5 - 10
Computer hardware and software	3 - 7
Vehicles	5
Buildings	30

Leases: The Company records a right-of-use (“ROU”) asset for those leases that convey rights to control use of identified assets for a period of time in exchange for consideration. The Company is also required to record a lease liability for the present value of future payment commitments. The Company leases most of its premises under operating leases expiring on various dates through 2035, with some at various dates through 2041. The majority of lease agreements relate to real estate and generally provide that the Company pay taxes, insurance, maintenance and certain other variable operating expenses applicable to the leased premises. The Company’s leases often include options to extend or terminate at its sole discretion, which are included in the determination of the lease term when they are reasonably certain to be exercised. Variable lease components and non-lease components are not included in the Company’s computation of the ROU asset or lease liability. The Company also does not include short-term leases in the computation of the ROU asset or lease liability. Short-term leases are leases with a term at commencement of 12 months or less. Short-term lease expense is recorded on a straight-line basis over the term of the lease.

Deferred loan origination costs: Direct costs incurred for the origination of loans, which consist mainly of direct and employee-related costs, are deferred and amortized to loan fee income over the contractual lives of the loans using the interest method unless carried at the fair value option. Unamortized amounts are recognized as income at the time that loans are paid in full or at charge-off.

Goodwill and other intangible assets: Goodwill, or cost in excess of fair value of net assets of the companies acquired, is recorded at its carrying value. The Company had previously adopted the provisions of ASU 2017-04, which requires a single-step goodwill impairment test that compares the carrying value of the reporting unit (the Company as a whole since it is comprised of a single reporting unit) with its fair value. Goodwill is considered to be impaired if the fair value of a reporting unit is less than its carrying value; a goodwill impairment loss is recognized for the difference, limited to the amount of goodwill recognized. ASU 2017-04 also eliminated the prior guidance for reporting units with a zero or negative carrying value. As such, the same one-step process is applied in all circumstances. As of June 30, 2026 and December 31, 2025, the Company has a members' deficit of $70.0 million and $124.7 million, respectively. Based on management's evaluation, the Company concluded no impairment on the carrying value of the Company’s goodwill in the six months ended June 30, 2026 and 2025.

The Company’s other intangible assets consist of a trade name, customer list, software and favorable lease asset. The amounts recorded for other intangible assets are amortized using the straight-line method over three years for software, five years for the customer list, fifteen years for the trade name and nine years for the favorable lease. Intangible amortization expense, including favorable lease amortization expense that is classified in occupancy costs on the Company’s consolidated statements of operations, was $13.9 million and $12.5 million for the six months ended June 30, 2026 and 2025, respectively.

Repossessed assets: Repossessed assets are valued at the lower of the finance receivable balance prior to repossession or the estimated net realizable value of the repossessed asset. The Company estimates net realizable value using the projected cash value upon liquidation, less costs to sell the related collateral. Repossessed assets are included in other assets on the Company’s consolidated balance sheets.

The changes in the carrying amount of repossessed assets, net of adjustments for net realizable value are summarized as follows:

	Six Months Ended
	June 30,
	2026	2025
Total balance, beginning of period	$9,535	$15,296
Repossessed assets acquired	57,194	68,137
Repossessed assets sold	(55,930)	(72,658)
Total balance, end of period	$10,799	$10,775

Cloud computing arrangements: The Company accounts for costs of implementation activities performed in a cloud computing arrangement that is a service contract. Costs for implementation activities in the application development stage are capitalized depending on the nature of the costs, while costs incurred during the preliminary project and post-implementation stages are expensed as the activities are performed. The balance of cloud computing arrangement implementation costs included in other assets in the consolidated balance sheets was $20.4 million and $19.0 million at June 30, 2026 and December 31, 2025, respectively. The implementation costs are amortized over the term of the hosting arrangement on a straight-line basis as a component of other expenses in the consolidated statements of operations. The Company incurred amortization of software implementation costs in a cloud computing arrangement that are service contracts of $2.9 million and $1.6 million for the six months ended June 30, 2026 and 2025, respectively.

Deferred debt issuance costs: Deferred debt issuance costs are amortized over the life of the related contractual obligation using a method that approximates the interest method. Amortization is included as a component of interest expense, net in the consolidated statements of operations. The Company paid no deferred debt issuance costs and amortized $5.8 million of the issuance costs for the six months ended June 30, 2026, and paid $2.2 million of deferred debt issuance costs and amortized $9.1 million of the issuance costs for the six months ended June 30, 2025, respectively.

Deferred revenue: The Company’s deferred revenue is comprised of an upfront fee received under an agency agreement to offer wire transfer services at the Company’s branches. The deferred revenue is recognized over the contract period on a straight-line basis.

Revenue recognized from the upfront fees totaled $0.1 million for both the six months ended June 30, 2026 and 2025, respectively, and is included in other revenues on the consolidated statements of operations.

Self-insurance liability: The Company is self-insured for employee medical benefits subject to certain loss limitations. The incurred but not reported liability (“IBNR”) represents an estimate of the cost of unreported claims based on historical claims reporting. The Company monitors the continued reasonableness of the assumptions and methods used to estimate the IBNR liability each reporting period. This liability is disclosed as part of accounts payable and accrued liabilities on the consolidated balance sheets.

Advertising and marketing costs: Costs incurred for producing and communicating advertising, and marketing over the internet are charged to operations when incurred or the first-time advertising takes place.

Store closure expense: Store closure expense on the Company’s consolidated statements of operations consist of lease termination expense and exiting expenses for retail locations that have closed or have been scheduled to be closed.

Transition services expense: As part of the acquisition of Speedy Cash, Rapid Cash and Avio Credit Businesses (“CURO Acquisition”) from CURO Intermediate Holdings Corp. (“CURO”) in 2022, the Company entered into a Transition Services Agreement (“TSA”) whereby the Company agreed to reimburse CURO for certain costs post transaction which are paid for or borne in support of the entities purchased by the Company. The final TSA payment was made in December 2025 and there was no remaining liability as of December 31, 2025. The Company accounted for the expense and related interest due in transition services expense in the consolidated statements of operations.

Loss (gain) on store closures: The Company recognizes gains or losses on disposal of property, leasehold improvements, and equipment for retail locations that have closed or have been scheduled to be closed.

Impairment of long-lived assets: The Company evaluates all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the carrying amount of these assets cannot be recovered by the undiscounted net cash flows they will generate.

Provision for (benefit from) income taxes: Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense represents current tax obligations and the change in deferred tax assets and liabilities.

The Company evaluates uncertain tax positions by reviewing against applicable tax law positions taken by the Company with respect to tax years for which the statute of limitations is still open. The Company recognizes the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties on income taxes are charged to other expenses.

Fair value of financial instruments: Financial assets and liabilities measured at fair value are grouped in three levels. The levels prioritize the inputs used to measure the fair value of the assets or liabilities. These levels are:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2—Inputs other than quoted prices that are observable for assets and liabilities, either directly or indirectly. These inputs include quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3—Unobservable inputs for assets and liabilities reflecting the reporting entity’s own assumptions.

The Company follows the provisions of ASC 820-10, Fair Value Measurements and Disclosures, which applies to all assets and liabilities that are measured and reported on a fair value basis. ASC 820-10 requires a disclosure that establishes a framework for measuring fair value within GAAP and expands the disclosure about fair value measurements. This standard enables a reader of consolidated financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The standard requires that assets and liabilities carried at fair value be classified and disclosed in one of the three categories.

In determining the appropriate levels, the Company performed a detailed analysis of the assets and liabilities that are subject to ASC 820-10. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

Special purpose entities: The Company has subsidiaries that are considered special purpose entities (“SPE”). The SPEs were created for the primary purpose to house secured credit facilities, the respective collateral for those facilities and any transfers of assets to and from other subsidiaries. The Company transfers finance receivables from originating subsidiaries to the SPE to secure as collateral on the credit facilities of the SPEs. Subsidiaries of the Company continue to service finance receivables transferred to the SPEs. The SPEs primarily use the proceeds from the finance receivables to pay obligations of the SPEs, including interest expense on the credit facilities, as well as advance additional funding to subsidiaries of the Company, subject to restrictions such as a borrowing base. The finance receivables of the SPEs are reported as assets and the credit facilities are reported as liabilities on the Company’s consolidated balance sheets.

Adoption of ASU 2023-09: In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures to enhance the transparency and decision usefulness of income tax disclosures requiring for entities other than public business entities to provide qualitative disclosures about specific categories of reconciling items and individual jurisdictions. The amendments are effective for fiscal years beginning after December 15, 2024. The amendments should be applied prospectively, however, retrospectively and early adoption is also permitted. The Company adopted ASU 2023-09 for the year ended December 31, 2025 on a prospective basis, and the amendments expanded annual disclosures but did not have a material effect on the consolidated financial statements.

Adoption of ASU 2024-01: In March 2024, the FASB issued ASU 2024-01, Compensation - Stock Compensation (Topic 718) to enhance the transparency by including an illustrative example to assist in determining whether a profits interest or similar award is within the guidance of Topic 718 or is not a share-based payment arrangement and should be within the scope of other guidance. The amendments are effective for fiscal years beginning after December 15, 2024. The amendments can be applied prospectively or retrospectively and early adoption is also permitted. The Company adopted ASU 2024-01 for the year ended December 31, 2025 on a prospective basis, and the amendments did not have a material effect on the consolidated financial statements.

Adoption of ASU 2025-05: In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets which addresses the challenges encountered when applying Topic 326 to current accounts receivable and current contract assets arising from transactions accounted for under Topic 606. The amendments provide a practical expedient for estimating expected credit losses for current accounts receivable and contract assets arising from transactions accounted for under Topic 606 without needing to predict future economic conditions. The amendments are effective for fiscal years beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The amendments should be applied prospectively and early adoption are also permitted. The Company adopted ASU 2025-05 effective January 1, 2026 on a prospective basis and did not elect the practical expedient. The adoption did not have a material effect on the consolidated financial statements.

Recent accounting pronouncements: In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income – Expense Disaggregation Disclosures, which creates new qualitative and quantitative income statement expense disclosure requirements for public business entities, primarily through disaggregated disclosures of certain expense captions into specified categories within the footnotes to the financial statements. The new standard is effective for fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The amendments of this standard should be applied prospectively, with retrospective application permitted. Early adoption is also permitted. The Company is evaluating the impact of this ASU but does not expect these amendments to have a material effect on the consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software which improves the guidance by removing all references to software development project stages so that the guidance is neutral to different software development methods, including methods that entities may use to develop software in the future. The amendments are effective for fiscal years beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. The amendments can be applied prospectively or retrospectively and early adoption is also permitted. The Company is evaluating the impact of this ASU but does not expect these amendments to have a material effect on the consolidated financial statements.

In November 2025, the FASB issued ASU 2025-08 Financial Instruments – Credit Losses (Topic 326) to expand the gross-up approach in Topic 326 at the time of acquisition to certain acquired non-PCD loans that are deemed “seasoned” as defined in the ASU. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendments must be applied prospectively and early adoption is permitted. The Company is evaluating the impact of this ASU but does not expect these amendments to have a material effect on the consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements which adds clarity and guidance to the application of Topic 270, including a principle to disclose material events since the most recent annual reporting period. The amendments are effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, for public business entities and for interim reporting periods within annual reporting periods beginning after December 15, 2028, for entities other than public business entities. The amendments can be applied prospectively or retrospectively, and early adoption is permitted. The Company is evaluating the impact of this ASU but does not expect these amendments to have a material effect on the consolidated financial statements.

The Company reviewed all other newly issued accounting pronouncements and concluded that they are either not applicable to the Company or are not expected to have a material effect on the Company’s consolidated financial statements and related disclosures as a result of future adoption.

Non-controlling interest: The non-controlling interest reported in members’ deficit represents the Class B membership units of CCF MIP Holdings, LLC, a consolidated subsidiary, held by members of management.

Subsequent events: The Company has evaluated its subsequent events (events occurring after June 30, 2026) through the issuance date of September 11, 2026. Events are incorporated with their respective footnote.

Note 2. Finance Receivables at Amortized Cost, Credit Quality Information and Allowance for Credit Losses

Finance receivables at amortized cost represent amounts due from customers for advances at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30,	December 31,
	2026	2025
Short-term consumer loans:
Secured	$290,314	$310,198
Unsecured	71,740	75,087
Total short-term consumer loans	362,054	385,285
Medium-term consumer loans:
Secured	65,132	74,043
Unsecured	97,122	103,624
Total medium-term consumer loans	162,254	177,667
Total gross receivables	524,308	562,952
Unearned advance fees, net of deferred loan origination costs	(9,142)	(17,304)
Finance receivables at amortized cost	515,166	545,648
Allowance for credit losses	(104,886)	(115,540)
Finance receivables at amortized cost, net	$410,280	$430,108

On October 2, 2023, the Company acquired TMX Finance LLC and its subsidiaries (the “TMX Acquisition”). The remaining uncollectible finance receivables purchased as part of the TMX Acquisition, at June 30, 2026 and December 31, 2025 is $0.2 million and $0.5 million, respectively.

The Company’s consumer loan portfolio includes both secured and unsecured loans. The Company considers the delinquency status of the finance receivables as a key credit quality indicator and evaluates the credit quality of its consumers based on the aging status of the loan and by payment activity. As part of the Company’s credit risk management activities, the Company actively monitors the migration between the delinquency aging and changes in the delinquency trends to manage exposure to credit risk in the portfolio.

The following tables below are a summary of the Company’s gross receivables at amortized cost by their year of origination and number of days delinquent. The gross charge-offs are for the six months ended June 30, 2026.

Short-term secured June 30, 2026	2026	2025	2024	2023	2022	Prior	Open End Lines of Credit	Total
Current	$204,400	$39	$—	$—	$—	$—	$—	$204,439
1 - 30 days past due	54,636	5	—	—	—	—	—	54,641
31 - 60 days past due	23,334	2	—	—	—	—	—	23,336
61 - 90 days past due	9,974	4	—	—	—	—	—	9,978
91+ days past due	—	—	—	—	—	—	—	—
Finance receivables at amortized cost	$292,344	$50	$—	$—	$—	$—	$—	$292,394
Gross charge-offs for the six months ended June 30, 2026	$45,007	$80,818	$—	$—	$—	$—	$—	$125,825

Short-term unsecured June 30, 2026	2026	2025	2024	2023	2022	Prior	Open End Lines of Credit	Total
Current	$67,385	$—	$—	$—	$—	$—	$—	$67,385
1 - 30 days past due	612	—	—	—	—	—	—	612
31 - 60 days past due	12	—	—	—	—	—	—	12
61 - 90 days past due	5	—	—	—	—	—	—	5
91+ days past due	3	1	—	—	—	—	—	4
Finance receivables at amortized cost	$68,017	$1	$—	$—	$—	$—	$—	$68,018
Gross charge-offs for the six months ended June 30, 2026	$75,479	$13,559	$2	$1	$—	$—	$—	$89,041

Medium-term secured June 30, 2026	2026	2025	2024	2023	2022	Prior	Open End Lines of Credit	Total
Current	$4,798	$354	$1,630	$780	$78	$—	$38,037	$45,677
1 - 30 days past due	482	84	967	508	96	—	10,507	12,644
31 - 60 days past due	180	97	275	134	8	—	3,843	4,537
61 - 90 days past due	95	80	155	65	12	—	1,993	2,400
91+ days past due	—	1	1	—	—	—	60	62
Finance receivables at amortized cost	$5,555	$616	$3,028	$1,487	$194	$—	$54,440	$65,320
Gross charge-offs for the six months ended June 30, 2026	$471	$2,540	$1,199	$708	$254	$31	$11,350	$16,553

Medium-term unsecured June 30, 2026	2026	2025	2024	2023	2022	Prior	Open End Lines of Credit	Total
Current	$6,468	$13	$13	$3	$3	$—	$53,202	$59,702
1 - 30 days past due	3,151	19	—	—	—	—	10,574	13,744
31 - 60 days past due	1,513	286	3	—	1	—	7,060	8,863
61 - 90 days past due	84	2	—	—	—	—	5,900	5,986
91+ days past due	58	38	1	—	1	—	1,041	1,139
Finance receivables at amortized cost	$11,274	$358	$17	$3	$5	$—	$77,777	$89,434
Gross charge-offs for the six months ended June 30, 2026	$6,377	$14,867	$41	$10	$—	$—	$45,026	$66,321

The following tables below are a summary of the Company’s gross receivables at amortized cost by their year of origination and number of days delinquent. The gross charge-offs are for the six months ended June 30, 2025.

Short-term secured December 31, 2025	2025	2024	2023	2022	2021	Prior	Open End Lines of Credit	Total
Current	$214,985	$—	$—	$—	$—	$—	$—	$214,985
1 - 30 days past due	56,868	—	—	—	—	—	—	56,868
31 - 60 days past due	26,900	—	—	—	—	—	—	26,900
61 - 90 days past due	12,959	—	—	—	—	—	—	12,959
91+ days past due	—	1	—	—	—	—	—	1
Finance receivables at amortized cost	$311,712	$1	$—	$—	$—	$—	$—	$311,713
Gross charge-offs for the six months ended June 30, 2025	$50,434	$80,778	$9	$—	$—	$—	$—	$131,221

Short-term unsecured December 31, 2025	2025	2024	2023	2022	2021	Prior	Open End Lines of Credit	Total
Current	$70,317	$—	$—	$—	$—	$—	$—	$70,317
1 - 30 days past due	1,156	—	—	—	—	—	—	1,156
31 - 60 days past due	3	—	—	—	—	—	—	3
61 - 90 days past due	—	—	—	—	—	—	—	—
91+ days past due	3	10	6	—	—	—	—	19
Finance receivables at amortized cost	$71,479	$10	$6	$—	$—	$—	$—	$71,495
Gross charge-offs for the six months ended June 30, 2025	$68,823	$11,202	$1	$—	$—	$—	$—	$80,026

Medium-term secured December 31, 2025	2025	2024	2023	2022	2021	Prior	Open End Lines of Credit	Total
Current	$4,977	$4,578	$1,615	$221	$—	$—	$39,687	$51,078
1 - 30 days past due	612	1,769	978	233	15	—	9,843	13,450
31 - 60 days past due	378	529	319	90	16	—	4,214	5,546
61 - 90 days past due	210	237	135	78	17	—	2,308	2,985
91+ days past due	—	6	1	—	—	—	70	77
Finance receivables at amortized cost	$6,177	$7,119	$3,048	$622	$48	$—	$56,122	$73,136
Gross charge-offs for the six months ended June 30, 2025	$7,847	$50,910	$3,036	$564	$129	$15	$13,253	$75,754

Medium-term unsecured December 31, 2025	2025	2024	2023	2022	2021	Prior	Open End Lines of Credit	Total
Current	$3,888	$69	$13	$64	$1	$—	$54,794	$58,829
1 - 30 days past due	2,896	10	—	3	—	—	11,412	14,321
31 - 60 days past due	1,657	4	1	1	—	—	7,606	9,269
61 - 90 days past due	84	1	—	2	—	—	6,133	6,220
91+ days past due	34	4	—	—	—	—	627	665
Finance receivables at amortized cost	$8,559	$88	$14	$70	$1	$—	$80,572	$89,304
Gross charge-offs for the six months ended June 30, 2025	$2,233	$6,747	$337	$92	$23	$—	$36,133	$45,565

Changes in the allowance for credit losses by product type for the six months ended June 30, 2026, are as follows:

							Allowance as
	Balance				Balance	Receivables	a percentage
	1/1/2026	Provision	Charge-Offs	Recoveries	6/30/2026	6/30/2026	of receivables
Short-term consumer loans	$65,786	$86,199	$(214,866)	$120,721	$57,840	$362,054	16.0%
Medium-term consumer loans	49,754	61,466	(82,874)	18,700	47,046	162,254	29.0%
	$115,540	$147,665	$(297,740)	$139,421	$104,886	$524,308	20.0%

The provision for credit losses for the six months ended June 30, 2026, also includes the decrease in liability for credit losses on off-balance sheet credit exposure from unfunded loans of $0.6 million.

The provision for credit losses for the six months ended June 30, 2026, also includes losses from returned items from check cashing of $3.2 million.

The provision for credit losses for the six months ended June 30, 2026, also includes debt sales of $2.1 million.

Changes in the allowance for credit losses by product type for the six months ended June 30, 2025, are as follows:

							Allowance as
	Balance				Balance	Receivables	a percentage
	1/1/2025	Provision	Charge-Offs	Recoveries	6/30/2025	6/30/2025	of receivables
Short-term consumer loans	$67,739	$78,372	$(211,247)	$121,632	$56,496	$364,428	15.5%
Medium-term consumer loans	47,126	75,857	(121,319)	47,217	48,881	182,376	26.8%
	$114,865	$154,229	$(332,566)	$168,849	$105,377	$546,804	19.3%

The provision for credit losses for the six months ended June 30, 2025, also includes the increase in liability for credit losses on off-balance sheet credit exposure from unfunded loans of $2.6 million.

The provision for credit losses for the six months ended June 30, 2025, also includes losses from returned items from check cashing of $3.4 million.

The provision for short-term consumer loans of $78.4 million is net of debt sales of $0.9 million for the six months ended June 30, 2025.

The provision for medium-term consumer loans of $75.9 million is net of debt sales of $1.0 million for the six months ended June 30, 2025.

The Company has subsidiaries that facilitate third-party lender loans under the CSO model. Changes in the accrual for third-party lender losses for the six months ended June 30, 2026 and 2025, were as follows:

	Six Months Ended
	June 30,
	2026	2025
Total balance, beginning of period	$49,757	$60,487
Provision for credit losses	65,917	44,935
Charge-offs, net	(72,711)	(66,295)
Total balance, end of period	$42,963	$39,127

Subsidiaries of the Company offer a CSO product in Texas to assist consumers in obtaining credit with unaffiliated third-party lenders. Total gross finance receivables for which the Company has recorded an accrual for third-party lender losses totaled $215.7 million and $239.2 million at June 30, 2026 and December 31, 2025, respectively, and the corresponding guaranteed consumer loans are disclosed as an off-balance sheet arrangement. The CSO interest and fee receivables were $39.0 million and $43.9 million at June 30, 2026 and December 31, 2025, respectively, and were included in finance receivables at amortized cost, net on the Company’s consolidated balance sheets.

The Company recognized recoveries of $12.4 million and $12.0 million on these loans during the six months ended June 30, 2026 and 2025, respectively.

The Company had $25.0 million and $7.9 million in collateral accounts for the benefit of lenders as of June 30, 2026 and December 31, 2025, respectively, which is included in other assets on the consolidated balance sheets. The balances required to be maintained in these collateral accounts vary by lender, typically based on a negotiated percentage of the outstanding loan balances held by the lender.

The aging of gross receivables at June 30, 2026 and December 31, 2025 are as follows:

	June 30, 2026		December 31, 2025
Current finance receivables	$382,221	72.9%	$406,902	72.3%
Past due finance receivables (1 - 30 days)
Secured short-term consumer loans	54,670	10.4%	56,869	10.1%
Unsecured short-term consumer loans	612	0.1%	1,201	0.2%
Short-term consumer loans	55,282	10.5%	58,070	10.3%
Secured medium-term consumer loans	13,096	2.5%	13,906	2.5%
Unsecured medium-term consumer loans	16,174	3.1%	18,231	3.2%
Medium-term consumer loans	29,270	5.6%	32,137	5.7%
Total past due finance receivables (1 - 30 days)	84,552	16.1%	90,207	16.0%
Past due finance receivables (31 - 60 days)
Secured short-term consumer loans	23,332	4.4%	26,902	4.8%
Unsecured short-term consumer loans	12	—%	3	—%
Short-term consumer loans	23,344	4.4%	26,905	4.8%
Secured medium-term consumer loans	4,661	0.9%	5,520	1.0%
Unsecured medium-term consumer loans	9,845	1.9%	10,582	1.9%
Medium-term consumer loans	14,506	2.8%	16,102	2.9%
Total past due finance receivables (31 - 60 days)	37,850	7.2%	43,007	7.7%
Past due finance receivables (61 - 90 days)
Secured short-term consumer loans	9,971	1.9%	12,959	2.3%
Unsecured short-term consumer loans	5	—%	—	—%
Short-term consumer loans	9,976	1.9%	12,959	2.3%
Secured medium-term consumer loans	2,437	0.5%	3,046	0.5%
Unsecured medium-term consumer loans	6,055	1.2%	6,016	1.1%
Medium-term consumer loans	8,492	1.7%	9,062	1.6%
Total past due finance receivables (61 - 90 days)	18,468	3.6%	22,021	3.9%
Past due finance receivables (91+ days)
Secured short-term consumer loans	—	—%	1	—%
Unsecured short-term consumer loans	3	—%	20	—%
Short-term consumer loans	3	—%	21	—%
Secured medium-term consumer loans	62	—%	155	—%
Unsecured medium-term consumer loans	1,152	0.2%	639	0.1%
Medium-term consumer loans	1,214	0.2%	794	0.1%
Total past due finance receivables (91+ days)	1,217	0.2%	815	0.1%
Total delinquent	142,087	27.1%	156,050	27.7%
Total gross receivables	524,308	100.0%	562,952	100.0%
Finance receivables in nonaccrual status	80,556	15.4%	94,471	16.8%

The following table is a summary of the Company’s nonaccrual loans by major category for the periods indicated:

	June 30, 2026			December 31, 2025
	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total
Short-term secured	$—	$66,907	$66,907	$—	$79,122	$79,122
Short-term unsecured	—	4	4	—	24	24
Medium-term secured	—	7,990	7,990	—	9,969	9,969
Medium-term unsecured	—	5,655	5,655	—	5,356	5,356
Total loans	$—	$80,556	$80,556	$—	$94,471	$94,471

The following table represents the accrued interest receivables written off by reversing interest income associated with the Company’s non-accrual loans during the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
	2026	2025
Short-term secured	$11,356	$14,861
Short-term unsecured	2	37
Medium-term secured	734	2,695
Medium-term unsecured	408	296
Total interest	$12,500	$17,889

Note 3. Finance Receivables at Fair Value

The Company has elected the fair value option for all new loans originating on or after July 1, 2024 that are medium-term secured and medium-term unsecured products, excluding products tied to a line of credit and any third-party lender products under a CSO program. At June 30, 2026 and December 31, 2025, the aggregate principal balance outstanding for finance receivables at fair value that were 90 days or more past due was $0.4 million and $0.2 million, respectively. At both June 30, 2026 and December 31, 2025, the fair value of finance receivables at fair value that were 90 days or more past due was immaterial, as was the related finance receivables at fair value in nonaccrual status.

The following table summarizes the difference between the fair value and the unpaid principal balance of finance receivables measured at fair value as of June 30, 2026 and December 31, 2025:

	June 30, 2026
	Aggregate principal	Net fair	Finance receivables
	balance outstanding	value adjustments	at fair value
Medium-term secured	$178,807	$34,850	$213,657
Medium-term unsecured	53,577	(695)	52,882
	$232,384	$34,155	$266,539

	December 31, 2025
	Aggregate principal	Net fair	Finance receivables
	balance outstanding	value adjustments	at fair value
Medium-term secured	$187,112	$36,048	$223,160
Medium-term unsecured	52,819	(2,756)	50,063
	$239,931	$33,292	$273,223

Changes in the fair value of finance receivables during the six months ended June 30, 2026 were as follows:

	Balance at 1/1/2026	Originations	Repayments	Charge-offs, net	Net change in fair value	Balance at 6/30/2026
Medium-term secured	$223,160	$190,302	$(167,891)	$(30,716)	$(1,198)	$213,657
Medium-term unsecured	50,063	89,312	(51,738)	(36,816)	2,061	52,882
	$273,223	$279,614	$(219,629)	$(67,532)	$863	$266,539

Changes in the fair value of finance receivables during the six months ended June 30, 2025 were as follows:

	Balance at 1/1/2025	Originations	Repayments	Charge-offs, net	Net change in fair value	Balance at 6/30/2025
Medium-term secured	$164,732	$193,201	$(146,115)	$(30,719)	$7,376	$188,475
Medium-term unsecured	37,063	70,383	(45,022)	(23,687)	(1,559)	37,178
	$201,795	$263,584	$(191,137)	$(54,406)	$5,817	$225,653

Note 4. Related Party Transactions

An entity in an executive officer’s family trust held a minority interest in IQV Servicing LLC, which provides employee leasing of personnel and other services related to loan servicing, collections, and technology. In 2025, IQV Servicing LLC was renamed Meridian Servicing LLC, and in September 2025, the family trust ceased to be a shareholder. Following the cessation, the Company did not have accrued liabilities for these services as a related party. Expenses incurred for these related-party services were $20.9 million for the six months ended June 30, 2025. These expenses are included in other expenses on the Company’s consolidated statements of operations.

An entity in an executive officer’s family trust holds a minority interest in the lender on the Unsecured Swingline Agreement and Note (the “Swingline Loan”) created in 2023 which provides the Company with short-term liquidity. In September 2025, the family trust ceased to hold a minority interest. Following the cessation, the Company did not have any interest accrued for these services as a related party. Interest expense on the Swingline Loan while a related party was $0.4 million for the six months ended June 30, 2025. These expenses are included in interest expense, net on the Company’s consolidated statements of operations. Additional details for the Swingline Loan can be found in Note 7.

Certain subsidiaries of the Company are parties to a joint marketing expense agreement with PERQS Member, LLC (“PERQS”) that share marketing expenses related to a NASCAR sponsorship. An executive officer’s family trust held an ownership interest in PERQS. The entirety of that interest held by the executive officer's family trust was sold in September 2025. Expenses incurred with PERQS while a related party were $0.5 million for the six months ended June 30, 2025. Expenses are recorded to advertising and marketing expense on the Company’s consolidated statements of operations.

The Company and certain subsidiaries are parties to payment processing agreements with a vendor who was affiliated with an executive officer. In September 2025, the executive officer ceased to have an equity interest in the vendor. The vendor provides payment processing services. Following the cessation, the Company did not have accrued liabilities for these related party services. Expenses incurred for these related-party services were $1.0 million for the six months ended June 30, 2025. These expenses are included in other expenses on the Company’s consolidated statements of operations.

The Company has a dry lease for an airplane from a vendor affiliated with a family trust of an executive officer. Expenses incurred to the vendor were $0.2 million and $0.1 million for the six months ended June 30, 2026 and 2025, respectively, and are recorded to other expenses on the Company's consolidated statements of operations.

Certain prior unitholders of the Company’s Preferred Units are investment entities managed by an investment manager whose affiliated entities serve as administrative agent and lender participant in certain of the Company’s debt instruments disclosed in Note 7. The Company included accrued interest for these related-party obligations of $2.0 million and $3.1 million as of June 30, 2026 and December 31, 2025, respectively, to accrued interest on the Company’s consolidated balance sheets. Expenses incurred for interest and other facility related expenses by the Company were $72.0 million and $76.4 million for the six months ended June 30, 2026 and 2025, respectively, and are included in interest expense, net on the Company's consolidated statements of operations.

A prior unitholder of Preferred Units leases a property in Tennessee to the Company. Expenses incurred to the unitholder for the use of the building by the Company were $1.1 million and $1.2 million for the six months ended June 30, 2026 and 2025, respectively, and are recorded to occupancy expense on the Company’s consolidated statements of operations.

Another prior unitholder of Preferred Units is party to a consulting agreement with a subsidiary of the Company. The unitholder provides advisory and consulting services for a monthly fee. Expenses incurred to the unitholder were $0.1 million for both the six months ended June 30, 2026 and 2025 and are recorded to other expenses on the Company’s consolidated statements of operations.

There were no additional material changes to existing related party agreements during the six months ended June 30, 2026 and 2025.

With regards to unitholders referenced above, on August 11, 2026 and pursuant to the Merger Agreement, Katapult completed the business combination transaction with Aaron's and the Company. At the effective time of the Merger Agreement, i) all outstanding Common Units, Preferred Units and Phantom Units of the Company were collectively converted solely into the right to receive shares of Katapult Common Stock, ii) shares of Katapult Common Stock became subject to Warrants of the Company, and iii) vested Options not exercised were forfeited for no consideration. Refer to Note 17 for additional details on the Merger Agreement.

Note 5. Goodwill and Other Intangible Assets

The following table summarizes goodwill and other intangible assets as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Goodwill	$107,888	$107,888

Other intangible assets, net:
Trade name	$35,206	$36,733
Customer list	17,371	26,056
Favorable lease	7,011	7,555
Software	1,570	4,710
Other	143	143
	$61,301	$75,197

Goodwill or cost in excess of fair value of net assets of the companies acquired, is recorded at its carrying value. As discussed in Note 1, the Company concluded no impairment on the carrying value of the Company’s goodwill in the six months ended June 30, 2026 and 2025.

Intangible amortization expense, excluding the amortization on right-of-use assets, was $13.4 million and $12.0 million for the six months ended June 30, 2026 and 2025, respectively. This amount excludes favorable lease amortization expense that is classified in occupancy costs on the Company’s consolidated statements of operations. Favorable lease amortization was $0.5 million for both the six months ended June 30, 2026 and 2025.

Note 6. Other Assets

Other assets at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026	December 31, 2025
Deferred tax asset	$39,760	$—
Collateral and settlements due from CSO lenders	26,316	8,501
Prepaid hosting - SaaS implementation costs	20,387	18,965
Prepaid assets and expenses	20,220	19,184
Repossessed assets	10,799	9,535
Other assets	17,489	15,493
Total other assets	$134,971	$71,678

Note 7. Pledged Assets and Debt

First Lien Facility at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026			December 31, 2025
	Principal	Deferred Issuance Costs	Net Principal	Principal	Deferred Issuance Costs	Net Principal
$180.0 million First lien facility, secured, 16.0%, collateralized by assets, due September 2027	$142,850	$394	$142,456	$142,850	$1,544	$141,306

First Lien Facility

On March 26, 2021, CCF OpCo LLC (“CCF OpCo”), a wholly-owned subsidiary of CCF Holdings, entered into an asset-backed secured revolving credit facility (the “First Lien Facility”) with a certain non-bank lender with an amount not to exceed the lesser of up to $200.0 million or an amount calculated with reference to a borrowing base formula based on cash and eligible receivables and subject to certain additional limits such as concentration limits. CCF OpCo may borrow funds under the First Lien Facility for at least three (3) years (the “Draw Period”). Under the terms of the First Lien Facility, the Draw Period may be extended by one (1) year if requested by CCF OpCo and approved by the agent for the lenders under the First Lien Facility. The maturity date of the First Lien Facility is twelve (12) months after the end of the Draw Period. Other than certain mandatory prepayments and payments after the repayment of the Term Loan, the First Lien Facility may not be prepaid, and any such unpermitted prepayment would be subject to a make-whole payment. The First Lien Facility has customary covenants and conditions, certain mandatory prepayment provisions, customary default provisions, as well as financial covenants, including minimum liquidity, adjusted EBITDA, net income requirements, and a tangible asset coverage ratio.

The First Lien Facility was modified on August 30, 2021, to increase the maximum outstanding to $250.0 million and to extend the maturity date to August 2025.

On October 2, 2023, the First Lien Facility was amended to update and add terms and conditions, certain debt covenants and reporting requirements. These changes primarily included updates to debt covenants for CCF Holdings to account for the inclusion of the TMX Acquisition. The maximum outstanding commitment and maturity date remain unchanged.

The First Lien Facility was amended on December 29, 2023 to appoint a certain bank lender as the administrative agent to Class A Loans. The amendments also establish the prior non-bank administrative agent as a Class B agent. The maximum outstanding commitment and maturity date remain unchanged. Class A loans incur interest at a benchmark rate, initially one-month secured overnight financing rate (“SOFR”), plus an applicable margin and is subject to an applicable floor. The Class B loans interest rate remains unchanged at a fixed rate.

The First Lien Facility was amended on August 23, 2024 to amend certain terms and conditions. The amendment extended the maturity date to August 30, 2027, with the draw period end date of August 30, 2026, subject to terms as well as options to extend. The maximum commitment was reset to $180.0 million. Interest rates remain unchanged.

The First Lien Facility was amended on August 28, 2026 to amend certain terms and conditions. The amendment extended the maturity date to September 30, 2027, with the draw period end date of September 30, 2026, subject to terms as well as options to extend.

Term Loan at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026			December 31, 2025
	Principal	Deferred Issuance Costs	Net Principal	Principal	Deferred Issuance Costs	Net Principal
$110.8 million Term loan, secured, 15.0%, collateralized by assets, due September 2026	$110,718	$186	$110,532	$110,718	$729	$109,989

Term Loan

On March 26, 2021, CCF OpCo entered into a $20.0 million term loan (the “Term Loan”), which may be increased by $5.0 million increments upon the consent of the administrative agent secured by a lien on all collateral securing the First Lien Facility. The Term Loan has customary covenants and conditions, certain mandatory prepayment provisions, customary default provisions, as well as financial covenants. The original maturity date of the Term Loan was the earlier of five (5) years and the repayment in full of the First Lien Facility. The Term Loan will have interest-only payments on a periodic basis at 15.0% per annum with a balloon payment at maturity. Up to 50.0% of the Term Loan may be prepaid upon the occurrence of certain conditions. The Term Loan has financial covenants similar to the First Lien Facility.

As part of the Creditcorp acquisition, the Term Loan was modified on August 30, 2021 to increase the maximum outstanding to $80.0 million and to extend the maturity date to August 2026.

The Term Loan was further amended on April 18, 2023, to increase the maximum outstanding to $110.8 million.

On October 2, 2023, the Term Loan was amended to update and add terms and conditions, certain debt covenants and reporting requirements. These changes primarily included updates to debt covenants for CCF Holdings to account for the inclusion of the TMX Acquisition. The maximum outstanding commitment and maturity date remain unchanged.

The Term Loan was amended on August 28, 2026 to amend certain terms and conditions. The amendment extended the maturity date to the earlier of September 30, 2026 and the repayment in full of the First Lien Facility.

Paycheck Protection Program loan at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026			December 31, 2025
	Principal	Deferred Issuance Costs	Net Principal	Principal	Deferred Issuance Costs	Net Principal
$10.0 million PPP loan, 1.0%, due May 2022	$10,000	$—	$10,000	$10,000	$—	$10,000

PPP Loan

As part of the Creditcorp acquisition, a $10.0 million Paycheck Protection Program Loan (the “PPP Loan”) became a liability on the Company’s consolidated balance sheets. The PPP Loan was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the U.S. Small Business Administration (the “SBA”). Under the terms of the program, eligible loans may be partially or fully forgiven if the loan proceeds are spent on qualifying expenses and staffing level and salary maintenance requirements are met. The loan has an interest rate of 1.0% and was originally scheduled to be due in May 2022.

The Company submitted a request for loan forgiveness, which was approved by the lender on September 27, 2021 but denied by the SBA on July 18, 2022. The Company filed an appeal in August 2022 and the SBA denied the Company’s appeal on November 4, 2022. Having exhausted its administrative remedies, the Company timely filed a claim against the SBA on December 2, 2022, seeking a court order to require the SBA to forgive the PPP Loan. This action has been dismissed without prejudice pending a decision in DACO Investments, LLC v. SBA, No. 6:22-cv-01444 (W.D. La. May 27, 2022), an earlier filed case involving similarly situated plaintiffs and substantially the same issues. As part of the voluntary dismissal, the SBA has agreed that the Company is not required to repay the PPP Loan while the lawsuit is pending, and interest is accrued in accounts payable and accrued liabilities. The interest accrued on the PPP Loan was $0.4 million as of both June 30, 2026 and December 31, 2025. The accrued interest balance is recorded in accounts payable and accrued liabilities on the Company’s consolidated balance sheets. Refer to Note 12 for additional details on the legal status of this matter.

Sparrow Purchaser, LLC (“Sparrow”), a wholly-owned subsidiary of CCF Holdings, debt facilities at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026			December 31, 2025
	Principal	Deferred Issuance Costs	Net Principal	Principal	Deferred Issuance Costs	Net Principal
$75.0 million Sparrow term loan, 16.6%, collateralized by assets, due December 2027	$50,000	$921	$49,079	$70,000	$1,368	$68,632
$35.0 million Sparrow single-pay facility, 15.5%, collateralized by assets, due March 2028	30,987	15	30,972	30,987	52	30,935
$175.0 million Sparrow multi-pay facility, 13.1%, collateralized by assets, due December 2028	110,654	966	109,688	119,073	1,421	117,652
	$191,641	$1,902	$189,739	$220,060	$2,841	$217,219

Sparrow Term Loan

On July 8, 2022, Sparrow entered into a $120.0 million term loan (the “Sparrow Term Loan”) as part of the financing for the purchase price of the CURO Acquisition. The Sparrow Term Loan originally had a 15.0% blended interest rate. The Sparrow Term Loan includes a $2.4 million annual monitoring fee and has a maturity date of July 8, 2027. In addition, the Sparrow Term Loan has certain debt covenants and reporting requirements.

On October 2, 2023, the Sparrow Term Loan was amended to update and add additional terms and conditions, certain debt covenants and reporting requirements. These changes primarily included an increase to the blended interest rate to 16.0% and additional repayment conditions beginning with the fiscal quarter ending December 31, 2024, including a quarterly amortization payment of $10.0 million per quarter.

On August 10, 2026, the Sparrow Term Loan entered into a fifth amendment to the agreement to amend certain covenants and provisions. The primary provisions of this amendment increased the maximum commitment by $25.0 million to $75.0 million, increased the blended interest rate to 16.6%, extended the maturity date to December 31, 2027 and updated the quarterly amortization payment from $10.0 million to $1.7 million per quarter and introduced a monthly amortization payment of $0.7 million. Both, the quarterly and monthly amortization payments, are effective for the period ending September 30, 2026 and apply as principal reductions to specific classes of the Sparrow Term Loan. Amendments were also made to certain reporting requirements in preparation for the plan of merger referenced in detail in Note 17.

Sparrow Single-pay Facility

On July 8, 2022, Sparrow 2022 SP SPE, LLC entered into a $35.0 million single-pay facility (the “Sparrow Single-pay Facility”) as part of the financing for the purchase price of the CURO Acquisition. The Sparrow Single-pay Facility originally had a 15.0% interest rate, and an original maturity date of October 8, 2025. In addition, the Sparrow Single-pay Facility has certain debt covenants and reporting requirements. The initial draw on the Sparrow Single-pay Facility was $23.0 million.

On October 2, 2023, the Sparrow Single-pay Facility was amended to update and add terms and conditions, certain debt covenants and reporting requirements. These changes primarily included additional debt covenants for CCF Holdings.

On July 3, 2025, the Sparrow Single-pay Facility was amended to update and add terms and conditions. These changes primarily included extension of the maturity date to October 8, 2026.

On July 10, 2026, the Sparrow Single-pay Facility was amended to update and add terms and conditions and reporting requirements. These changes primarily included increasing the interest rate to 15.5%, extension of the maturity date to March 31, 2028 and amendments to certain reporting requirements in preparation for the plan of merger referenced in detail in Note 17.

Sparrow Multi-pay Facility

On July 8, 2022, Sparrow 2022 MP SPE, LLC entered into a $175.0 million multi-pay facility (the “Sparrow Multi-pay Facility”) as part of the financing for the purchase price of the CURO Acquisition. The Sparrow Multi-pay Facility has an original maturity date of July 8, 2026. The Sparrow Multi-pay Facility also has a 0.5% non-usage fee on the undrawn portion of the commitment. In addition, the Sparrow Multi-pay Facility has certain debt covenants and reporting requirements. The initial draw on the Sparrow Multi-pay Facility was $133.9 million.

On February 1, 2024, Sparrow 2022 MP SPE, LLC entered into a second amendment of the Sparrow Multi-pay Facility to amend certain provisions. The Sparrow Multi-pay facility maturity date was updated to July 8, 2026. The commitment of the Sparrow Multi-pay facility has three classes. Class A has a 60.0% commitment with a 13.5% interest rate, Class B has a 30.0% commitment with a 12.5% interest rate, and Class C has a 10.0% commitment with a 12.5% interest rate.

On July 3, 2025, the Sparrow Multi-pay Facility was amended to update and add terms and conditions. These changes primarily included extension of the maturity date to July 8, 2027.

On July 10, 2026, the Sparrow Multi-pay Facility was amended to update and add terms and conditions and reporting requirements. These changes primarily included extension of the maturity date to December 31, 2028 and amendments to certain reporting requirements in preparation for the plan of merger referenced in detail in Note 17.

TMX Finance debt facilities at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026			December 31, 2025
	Principal	Deferred Issuance Costs	Net Principal	Principal	Deferred Issuance Costs	Net Principal
$450.0 million TMX ABL credit facility, 12.5%, collateralized by assets, due August 2029	$364,640	$5,351	$359,289	$381,387	$5,301	$376,086
$148.3 million Trident ATL Loan, 18.0%, collateralized by assets, due October 2028	148,329	5,981	142,348	148,329	7,293	141,036
$50.0 million TMX Over-advance credit facility, 18.0%, collateralized by assets, due August 2029	8,100	640	7,460	8,100	836	7,264
$20.0 million Swingline loan, 18.0%, unsecured, due January 2028	12,000	—	12,000	20,000	—	20,000
	$533,069	$11,972	$521,097	$557,816	$13,430	$544,386

TMX ABL Credit Facility

On October 2, 2023, Project Trident Purchaser, LLC (“Project Trident”), a wholly-owned subsidiary of CCF Holdings, entered into a $450.0 million asset backed secured credit facility (the “TMX ABL Credit Facility”) as part of the financing for the purchase price of the TMX Acquisition. The TMX ABL Credit Facility resides under the acquired wholly-owned subsidiary, TMX MP SPE, LLC. The TMX ABL Credit Facility had an original maturity date of August 10, 2026. The TMX ABL Credit Facility has three classes that each incur interest at a benchmark rate, initially one-month SOFR, plus an applicable margin and are subject to an applicable floor. In addition, the TMX ABL Credit Facility has certain customary debt covenants and reporting requirements. The initial draw at the acquisition date on the TMX ABL Credit facility was $363.0 million.

On February 10, 2025, the parties to the TMX ABL Credit Facility entered into a fourth amendment to the agreement to amend certain provisions. The primary provisions of this amendment extended the draw period termination date to August 10, 2026 and the maturity date to February 10, 2028.

On August 7, 2026, the parties to the TMX ABL Credit Facility entered into a seventh amendment to the agreement to amend certain covenants and provisions. The primary provisions of this amendment extended the draw period termination date to December 31, 2027 and the maturity date to August 10, 2029. Amendments were also made to certain reporting requirements in preparation for the plan of merger referenced in detail in Note 17.

Trident ATL Loan

On October 2, 2023, Project Trident entered into a $148.3 million acquisition term loan (the “Trident ATL Loan”) as part of the financing for the purchase price of the TMX Acquisition. The Trident ATL Loan has a maturity date of October 2, 2028. The commitment of the Trident ATL Loan has an interest rate of 18.0%. In addition, the Trident ATL Loan has certain customary debt covenants and reporting requirements. These would include but are not limited to recurring monitoring fees, one-time administrative and documentation fees, an upfront fee in the form of original issue discount, a prepayment fee, affirmative and negative covenants and events of default.

On August 7, 2026, the parties to the Trident ATL Loan entered into a second amendment to the agreement to amend certain covenants and provisions. The primary provisions of this amendment were to update certain reporting requirements in preparation for the plan of merger referenced in detail in Note 17.

TMX Over-advance Credit Facility

On October 2, 2023, Project Trident entered into a $50.0 million over-advance credit facility (the “TMX Over-advance Credit Facility”) as part of the financing for the purchase price of the TMX Acquisition. The TMX Over-advance Credit Facility had an original maturity date of August 17, 2026. The commitment of the TMX Over-advance Credit Facility has an interest rate of 18.0%. In addition, the TMX Over-advance Credit Facility has certain customary affirmative covenants regarding reporting requirements, payment of taxes and other obligations, maintenance of properties and insurance, compliance with applicable laws and regulations, and notices on certain matters. The TMX Over-advance Credit Facility also contains customary negative covenants limiting the Company’s ability to, among other things, grant certain liens, make certain investments, incur indebtedness, effect certain fundamental changes, make dividend and other restricted payments, limit capital expenditures and enter into certain transactions with affiliates. The initial draw on the TMX Over-advance Credit Facility was $8.1 million.

On February 10, 2025, the parties to the TMX Over-advance Credit Facility entered into a first amendment to the agreement to amend certain provisions. The primary provisions of this amendment extend the draw period termination date to August 10, 2026 and the maturity date to February 10, 2028.

On August 7, 2026, the parties to the TMX Over-advance Credit Facility entered into a second amendment to the agreement to amend certain covenants and provisions. The primary provisions of this amendment extended the draw period termination date to December 31, 2027 and the maturity date to August 10, 2029. Amendments were also made to certain reporting requirements in preparation for the plan of merger referenced in detail in Note 17.

Swingline Loan

On October 20, 2023, TMX Finance LLC (“TMX Finance”), a wholly-owned subsidiary of CCF Holdings, entered into a material definitive agreement, Unsecured Swingline Agreement and Note (the “Swingline Loan”), with a lender to make available to the Company, a swingline loan with an aggregate principal amount not to exceed $15.0 million that may be borrowed, repaid and reborrowed up until the termination date, originally October 20, 2024, subject to terms and conditions therein. The Swingline Loan incurs interest at 18.0% per annum. The Swingline Loan is subject to certain limitations and provisions, including but not limited to draw fees, late fees, events of default, covenants and reporting requirements.

On July 15, 2024, TMX Finance entered into an addendum to the Swingline Loan to extend the maturity date to June 30, 2025. The aggregate principal amount that may be borrowed, repaid and reborrowed was reduced to not exceed $7.5 million. All other terms and conditions remain unchanged.

On June 30, 2025, the Swingline Loan was amended to extend the maturity date to June 30, 2026. The aggregate principal amount that may be borrowed was increased to $20.0 million. All other terms and conditions remain materially unchanged.

On June 30, 2026, the Swingline Loan was amended to extend the maturity date to January 7, 2028. All other terms and conditions remain materially unchanged.

Total interest expense, including amortization of deferred debt issuance costs, recognized was $82.1 million and $87.3 million for the six months ended June 30, 2026 and 2025, respectively.

Note 8. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30,	December 31,
	2026	2025
Accrual for third-party losses	$42,963	$49,757
Accrued payroll, benefits and compensated absences	41,297	27,692
Legal liability	26,867	24,898
Accounts payable	24,558	22,951
Unearned CSO fees	11,113	11,626
Other accrued liabilities	64,631	59,697
Total accounts payable and accrued liabilities	$211,429	$196,621

Note 9. Other Expenses

Other expenses consisted of the following:

	Six Months Ended June 30,
	2026	2025
Collateral collection and loan processing expenses	$60,279	$66,873
Technology, software license and hosting expenses	21,487	20,489
Legal and litigation expenses	16,248	16,003
Bank processing fees	18,906	19,340
Other	27,290	30,875
Total other expenses	$144,210	$153,580

Note 10. Operating and Finance Lease Commitments and Total Rental Expense

The Company leases its facilities under various non-cancelable agreements, which require various minimum annual rentals and may also require the payment of normal common area maintenance on the properties.

The Company had 1,603 and 1,606 total leases as of June 30, 2026 and December 31, 2025, respectively. Operating leases with renewal options are included in right-of-use assets - operating leases and operating lease obligation on the Company’s consolidated balance sheets. These assets and liabilities are recognized at the commencement date based on the present value of remaining lease payments over the lease term using the Company’s incremental borrowing rates or implicit rates, when readily determinable. Short-term operating leases which have an initial term of 12 months or less are not recorded on the consolidated balance sheets. The right-of-use assets - financing leases were $1.5 million at both June 30, 2026 and December 31, 2025, respectively, and are included in other assets and the financing lease obligations were $1.8 million at both June 30, 2026 and December 31, 2025, respectively, and are included in accounts payable and accrued liabilities on the Company’s consolidated balance sheets.

The following table summarizes the operating and financing lease costs and other information for the six months ended June 30, 2026 and 2025 for the Company:

	Six Months Ended June 30,
	2026	2025
Financing lease cost:	$186	$187

Amortization of right of use assets	56	56
Interest on lease liabilities	130	131
Operating lease cost	46,288	46,059
Short-term lease cost	24	5
Variable lease cost	172	139
Sublease income	(467)	(369)
Total lease cost	$46,203	$46,021

Other Information:
Payments included in the measurement of lease liabilities
Operating cash flow - financing leases	$130	$131
Operating cash flow - operating leases	$45,551	$45,343
Financing cash flow - financing leases	$11	$7
New right-of-use assets - operating leases	$17,130	$22,328
Supplemental lease information is as follows:
Weighted-average remaining lease term - financing leases	13.3 years	14.3 years
Weighted-average remaining lease term - operating leases	6.9 years	6.7 years
Weighted-average discount rate - financing leases	14.7%	14.7%
Weighted-average discount rate - operating leases	15.1%	15.4%

The Company closed and consolidated 2 locations subject to lease agreements for the six months ended June 30, 2026 and closed and consolidated 9 locations subject to lease agreements for the six months ended June 30, 2025, respectively. The right-of-use assets for leases have been written off and costs incurred related to lease terminations and other closed store expenses of $0.5 million and $0.4 million has been included in store closure expense for the six months ended June 30, 2026 and 2025, respectively. The Company recorded a gain on store closures associated with prior lease terminations of $2.9 million and $0.1 million for the six months ended June 30, 2026 and 2025, respectively. The Company did not sell any locations subject to lease agreements for the six months ended June 30, 2026 and 2025, respectively.

Future minimum lease payments for operating and financing leases for the Company as of June 30, 2026 were as follows:

Fiscal Years	Financing leases	Operating leases	Total
2026	$141	$45,261	$45,402
2027	286	84,890	85,176
2028	290	72,425	72,715
2029	295	61,413	61,708
2030	300	50,687	50,987
Thereafter	2,823	172,086	174,909
Total minimum lease payments	4,135	486,762	490,897
Less: Imputed interest	(2,358)	(187,546)	(189,904)
Present value of net minimum lease payments	$1,777	$299,216	$300,993

Note 11. Concentrations of Credit Risks

The Company’s portfolio of finance receivables is comprised of loan agreements with customers in thirty-one states and consequently such customers’ ability to honor their contracts may be affected by economic conditions in those states. Additionally, the Company is subject to regulation by federal and state governments that affect the products and services provided by the Company. To the extent that laws and regulations are passed that affect the Company’s ability to offer loans or similar products in any of the states in which it operates, the Company’s financial position could be adversely affected.

The following table summarizes the allocation of the portfolio balance by state for gross finance receivables, including finance receivables at amortized cost and finance receivables at fair value at June 30, 2026 and December 31, 2025:

	June 30, 2026		December 31, 2025
	Balance	Percentage of	Balance	Percentage of
State	Outstanding	Total Outstanding	Outstanding	Total Outstanding
Georgia	$155,154	19.6%	$164,031	19.6%
Arizona	122,231	15.5%	129,783	15.6%
Tennessee	94,712	12.0%	98,972	11.8%
Alabama	69,755	8.8%	73,923	8.8%
Texas	58,046	7.3%	71,920	8.6%
South Carolina	44,313	5.6%	47,065	5.6%
Florida	40,503	5.1%	41,885	5.0%
Other states	206,133	26.1%	208,596	25.0%
Total	$790,847	100.0%	$836,175	100.0%

The other states are: Alaska, California, Delaware, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, Utah, Virginia, Washington, Wisconsin, and Wyoming.

Subsidiaries of the Company offer a CSO product in Texas to assist consumers in obtaining credit with unaffiliated third-party lenders. Total gross finance receivables for which the Company has recorded an accrual for third-party lender losses totaled $215.7 million and $239.2 million at June 30, 2026 and December 31, 2025, respectively, and the corresponding guaranteed consumer loans are disclosed as an off-balance sheet arrangement.

Note 12. Commitments and Contingencies

Unfunded Loan Commitments

The Company maintains a separate reserve for credit losses on off-balance sheet credit exposures, including unfunded loan commitments, which is included in accounts payable and accrued liabilities on the consolidated balance sheets. The reserve for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses in the consolidated statements of operations. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, utilizing the same models and approaches for the Company’s other loan portfolio segments described in Note 1, as these unfunded commitments share similar risk characteristics as its loan portfolio segments. As of June 30, 2026 and December 31, 2025, the liability for credit losses on off-balance sheet credit exposure included in accounts payable and accrued liabilities was $1.4 million and $2.0 million, respectively.

Transition services expense

As part of the acquisition of CURO, the Company entered into TSA whereby the Company agreed to reimburse CURO for certain costs post transaction which are paid for or borne in support of the entities purchased by the Company. The liability was satisfied as of December 31, 2025. The Company accounted for the expense and related interest due in transition services expense in the consolidated statements of operations. The final TSA payment was made in December 2025.

Litigation

From time to time, the Company is a defendant in various lawsuits and administrative proceedings wherein certain amounts are claimed or violations of law or regulations are asserted. Except for the matters mentioned below, the opinion of the Company’s management is that these claims are without substantial merit or should not result in judgments which in the aggregate would have a material adverse effect on the Company’s financial statements.

For the following lawsuits and administrative proceedings, the Company has accrued estimated legal and litigation expenses of $22.5 million and $22.0 million at June 30, 2026 and December 31, 2025, respectively. This liability is included in accounts payable and accrued liabilities in the consolidated balance sheets and related expenses to other expenses in the consolidated statements of operations.

Consumer Financial Protection Bureau - TMX Finance LLC

In October 2023, the Company acquired TMX Finance LLC and subsidiaries (together, the “Subsidiary”). Prior to the acquisition, the Subsidiary entered into a Consent Order (the “2023 Order”) on February 23, 2023, with the Consumer Financial Protection Bureau (“CFPB”) regarding the CFPB’s concerns about Military Lending Act (“MLA”) compliance and non-file insurance fees, which are fees related to insurance that covers when the lender does not obtain a lien on a vehicle in which the lender has an interest. The Company has robust policies and procedures in place to prevent lending to MLA covered borrowers and discontinued the use of non-file insurance in June of 2021. As a condition of the 2023 Order, the Subsidiary paid $10.0 million in 2023 as a civil money penalty to the CFPB Civil Penalty Fund and initially set aside $5.1 million in restricted cash to pay affected consumers. The Subsidiary received approval from the CFPB to begin distribution of the payments to affected customers. The Subsidiary has distributed all checks during 2025 and, as part of the 2023 Order, is managing returned mail and re-issuance of checks in accordance with the redress plan.

Cyber Related Litigation

On March 31, 2023, Samantha Kolstedt filed a putative class action complaint on behalf of herself and all others similarly situated in the United States District Court for the Southern District of Georgia against TMX Finance Corporate Services, Inc. (“TMX FCS”) alleging that TMX FCS should be liable for damages allegedly incurred as a result of a data security incident that impacted TMX FCS’s computer network in or around February 2023 and asserting claims for negligence, breach of implied contract, alleged violations of the Georgia Deceptive Trade Practices Act, and declaratory judgment. Shortly thereafter, other plaintiffs filed putative class action lawsuits against various affiliates of TMX FCS alleging similar facts and asserting similar claims. Ultimately, the lawsuits were all consolidated into the first action filed by Kolstedt, and a consolidated complaint was filed on November 29, 2023, against TMX FCS and TMX Finance LLC (collectively “TMX”). That case sought certification of a class; compensatory, injunctive, equitable, declaratory, punitive, and nominal relief; the award of class representative service awards; pre-judgment and post-judgment interest; and reasonable attorneys’ fees and costs. After motion practice, the Parties reached a settlement and the settlement agreement memorializing the terms was finalized and signed on February 24, 2025. On March 24, 2025, the Court entered the Preliminary Approval Order approving the settlement, set a Final Approval Hearing that took place on August 12, 2025, and on September 2, 2025, the Court entered the Final Approval Order and Judgment. TMX made the payment for the settlement administration by the deadline of November 14, 2025 and the settlement administrator has completed the settlement administration.

Greensboro Law Center cases (“GLC”)

GLC refers to a series of 16 mass actions from claimants represented by the Greensboro Law Center. Each of the mass actions were filed in state court in North Carolina against various TitleMax branded entities (collectively “TitleMax Entities”). Fifteen of the sixteen actions have been removed to federal court and are pending in the United States District Court for the Middle District of North Carolina and fourteen of the sixteen actions have been compelled to, and are stayed pending, arbitration. As to the matters that have not been compelled to arbitration (“Byrd” and “Banks”), both pending in federal court, the responses to their respective complaints were filed June 9, 2026. In addition, the TitleMax Entities have filed Motions to Stay all confirmation and vacatur proceedings in those mass actions where confirmation and vacatur motions have been filed. On June 5, 2026, the Federal Court held a hearing on various motions, including the Motions to Stay. No ruling was entered on any of the motions heard and the judge ordered post hearing briefing, which was filed by all parties by the deadline of June 19, 2026. The court has not yet ruled on those motions. Various other motion practice continues.

Each of the mass actions contains similar allegations that North Carolina law should apply to loans obtained by the claimants from TitleMax branded stores located outside of North Carolina. The claimants each seek the amounts of payments made on the loans and the fair market value of any vehicle repossessed, multiplied by three, plus statutory interest, and attorneys’ fees, and, in many instances, punitive damages. In many instances where punitive damages have been assessed in arbitration, the TitleMax Entities are either appealing within the arbitrable bodies or, in court, in more than 50 actions, are opposing confirmation or seeking vacatur. In many of those vacatur and confirmation actions, the TitleMax Entities have included, or in previously filed actions, have sought leave to include, an additional ground of fraud as support to vacatur or opposition to confirmation. One ruling where an award was confirmed is on appeal to the Fourth Circuit Court of Appeals and various appeals are pending in the North Carolina state court system. In all instances, the TitleMax Entities are vigorously defending themselves against all claims. Additionally, TitleMax of South Carolina, Inc. (“TM SC”) filed a declaratory action in South Carolina state court against a borrower alleged to have resided in North Carolina at the time of his loan origination, and that defendant is in default.

On August 29, 2024, TM SC filed a separate action in South Carolina federal court against the state of North Carolina and two borrowers who, at loan origination, resided in North Carolina but traveled to South Carolina to get a loan from TM SC. Those two borrowers are named as plaintiffs in one of the more recent mass actions. This action seeks a declaratory judgment that the relevant North Carolina laws are unconstitutional either as applied or on their face. After various motion practices and orders from the court, TM SC filed a new, substantially similar complaint on January 30, 2026, naming the three borrowers and the North Carolina Attorney General (“NC AG”) as a defendant, and filed an amended complaint on March 4, 2026. The defendants have submitted their responses to the complaint with the NC AG and the three borrowers all filing motions to dismiss and the three borrowers also filing motions to compel arbitrations. TM SC has replied to those responses. The Court has not yet ruled on TM SC’s motion.

CURO Intermediate Holdings Corp., v. Sparrow Purchaser, LLC

On March 28, 2023, CURO, the seller of various entities that the Company purchased in 2022, filed a complaint in the Delaware Court of Chancery seeking specific performance of a post-closing working capital dispute. On June 9, 2023, the Company filed its Answer and Counterclaims. The Answer contests CURO’s position regarding the working capital dispute. The Counterclaims allege that assets sold by CURO were not in conformity with CURO’s representations and warranties in the purchase agreement. On June 5, 2024, the Court held that under the purchase agreement, one of the issues in the parties’ working capital dispute shall be resolved by an independent accountant, while the remaining issue was not ripe for resolution given the ambiguity of the purchase agreement on that issue. The independent accountant issued its calculation on March 3, 2025. On January 14, 2026, the Parties stipulated to a dismissal of all claims without prejudice.

On July 17, 2023, CURO filed a demand for arbitration, seeking monetary damages for breach of the TSA agreement, which the parties entered into in connection with the purchase agreement. CURO seeks allegedly unpaid fees and interest under the TSA. On July 24, 2023, the Company filed its Answering Statement and Counterclaims, which seeks damages for services provided under the TSA that were not in conformity with CURO’s representations and warranties in the TSA. A merits hearing in the arbitration was held on January 13-14, 2025. Post hearing briefing has been completed. The Tribunal requested post-hearing oral argument which occurred on May 20, 2025. On November 5, 2025, a majority of the three arbitrator Tribunal issued its final award, finding in favor of, and awarding damages to, CURO. The Company made final payment of the arbitration award to CURO in December 2025.

Creditcorp PPP Loan

Prior to the Creditcorp acquisition, Creditcorp received a $10.0 million PPP loan. After the acquisition, the PPP Loan became a liability on the Company’s consolidated balance sheets. The PPP loan was created under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and is administered by the SBA. Under the terms of the program, eligible loans may be partially or fully forgiven if the loan proceeds are spent on qualifying expenses and staffing level and salary maintenance requirements are met. The loan has an interest rate of 1.0% and was originally scheduled to be due in May 2022. The Company submitted a request for loan forgiveness, which was approved by the lender on September 27, 2021 but denied by the SBA on July 18, 2022. The Company filed an appeal in August 2022 and the SBA denied the Company’s appeal on November 4, 2022. Having exhausted its administrative remedies, on December 2, 2022, Creditcorp joined a coalition of financial services businesses in suing the SBA, alleging that the lender exclusion rule is invalid because it conflicts with the plain language of the CARES Act, and that the SBA’s denial of forgiveness as to Creditcorp was unlawful because the agency has arbitrarily and capriciously enforced the exclusionary rule. The December 2, 2022 action was filed in the United States District Court for the Northern District of Texas. On August 11, 2023, all Plaintiffs in the case, including Creditcorp, voluntarily dismissed the case without prejudice pending a decision in DACO Investments, LLC v. SBA, No. 6:22-cv-01444 (W.D. La. May 27, 2022), an earlier filed case involving similarly situated plaintiffs and substantially the same issues. As part of the voluntary dismissal, the SBA agreed not to undertake any collection efforts on Creditcorp’s (and other Plaintiffs’) challenged PPP loans, and interest is accrued in accounts payable and accrued liabilities on the Company’s consolidated balance sheets.

In DACO Investments, LLC v. SBA, on February 22, 2024, the United States District Court for the Western District of Louisiana denied in part and granted in part the defendants’ Motion for Summary Judgment as to the plaintiffs’ claims that the SBA improperly denied PPP loan forgiveness. Following that ruling, on May 21, 2024, the plaintiffs in the Louisiana case appealed to the Fifth Circuit Court of Appeals. On August 5, 2024, the plaintiffs-appellants filed their opening brief. After numerous extension requests, the defendants’ response brief is now due September 15, 2026. Therefore, the Fifth Circuit Court of Appeals has not yet issued a ruling on the appeal. The parties reached an agreement in principle with the SBA in late 2025 to resolve the matter but Creditcorp and the SBA were unable to agree on final terms for settlement. Creditcorp is exploring options for repayment of the PPP loan and has already accrued for all related interest expense in its financial statements.

United States ex rel. Relator, LLC v. William Allan Jones, Creditcorp, and Does 1-10

On July 6, 2022, Relator, LLC filed a qui tam action in the United States District Court for the Northern District of California, alleging William Allan Jones and Creditcorp violated the False Claims Act by obtaining Creditcorp’s $10 million PPP loan. While the case was under seal, the Company responded to the Department of Justice’s requests for documents and information related to the PPP loan. On May 25, 2025, the Department of Justice declined to intervene in the case, and the case was unsealed the same day. On August 12, 2025, Creditcorp was served with the Complaint, and in response, it filed a Motion to Dismiss the Complaint on October 2, 2025. On November 20, 2025, the Court conducted a hearing and granted Creditcorp’s Motion to Dismiss which dismissed all of Relator, LLC’s claims against all defendants with prejudice.

Relator, LLC then filed an appeal to the Ninth Circuit Court of Appeals. Relator, LLC’s opening appellate brief was due on February 27, 2026, but instead of filing a brief, the parties came to agreement and filed a joint Stipulation Dismissing Appeal on February 27, 2026. The Court then issued an order dismissing the appeal on March 4, 2026, thus ending the matter.

Onder Law firm cases

On November 6, 2019, the Onder Law Firm in Missouri filed ten identical cases, each with ten plaintiffs, respectively. These suits allege TitleMax of Missouri, Inc. (“TM MO”) must operate as a title lender as defined under Missouri law rather than a consumer finance lender. Plaintiffs allege that because TM MO operates as a consumer finance lender, TM MO is not compliant with the title loan chapter and is thus subject to its penalties. Plaintiffs further allege that TM MO breached its loan agreements and arbitration agreements by failing to pay the Onder firm directly so that the Onder firm could pay the arbitration fee itself, rather than the arbitration tribunal billing TM MO directly. In response to the 10 complaints, TM MO moved to compel arbitration of all Plaintiffs’ claims. Those motions were denied, and the appellate court upheld the trial court’s ruling and the action was remanded to the trial court to proceed. TM MO vehemently disagrees with Plaintiffs’ allegations and is actively defending itself in the trial court proceeding. Discovery is ongoing.

Plaintiffs filed a Motion for Judgment on the Pleadings on April 9, 2025. After briefing and a hearing on July 8, 2025, the trial court denied Plaintiffs’ Motion for Judgment on the Pleadings. TM MO filed a Motion to Compel Discovery, and, after that motion was filed, Plaintiffs, on August 19, 2025, filed their Motion for Summary Judgment. After a hearing on September 12, 2025, the Court compelled Plaintiffs to respond to TM MO’s discovery, including providing depositions and verified interrogatory responses.

Pursuant to various discovery related issues, at TM MO’s request, the Court has dismissed nearly 50 of the plaintiffs across the ten different actions. On January 26, 2026, TM MO filed its Motion for Summary Judgment. The parties briefed their competing summary judgment motions, and a hearing on both motions was heard on March 6, 2026.

On May 12, 2026, the Court denied Plaintiffs’ Motion for Summary Judgment and ruled in favor of TM MO by dismissing Plaintiffs’ claim that TM MO operates as a title lender rather than a consumer finance lender. The remaining individual claims are proceeding. On August 13, 2026, the Onder Law Firm filed a Notice of an Intent to File an Appeal of the trial court’s order dismissing one plaintiff’s claim under the Missouri title lending statute. The trial court set a status conference for October 30, 2026.

In re De La Cruz, Lopez, and individual arbitration claimants v. Check Into Cash of California, Inc.

On March 7, 2025, Check Into Cash of California, Inc. (“CIC CA”) appeared at a mediation and settled a consolidated California Private Attorneys General Act (“PAGA”) case and 22 individual arbitration proceedings via a mediator’s proposal. As to the consolidated PAGA claims, the Court approved the settlement pursuant to a December 24, 2025 court order. CIC CA has paid that settlement. The PAGA settlement is being administered. As to the individual arbitrations, they have been removed from the respective arbitrators’ dockets, the parties have negotiated written settlement agreements for each claimant, and those agreements have been signed, and payment has been made.

In re Pennsylvania Department of Banking and Securities (“DOBS”)

On June 14, 2024, the Pennsylvania Department of Banking and Securities (“DOBS”) filed an administrative proceeding (the Order to Show Cause, or “OSC”) against TitleMax of Delaware, Inc., TitleMax of Ohio, Inc., TitleMax of Virginia, Inc., TitleMax of South Carolina, Inc., TitleMax Funding, Inc., TMX Finance LLC, TMX Finance Corporate Services, Inc., CCFI Companies, LLC, and all successors or predecessors in interest, affiliates, subsidiaries, or parent companies (collectively, the “Respondent Entities”) alleging the Respondent Entities: (1) need a license from the state of Pennsylvania and (2) offer products that violate various Pennsylvania laws. In the OSC, DOBS seeks an order requiring the Respondent Entities to show that they did not violate certain Pennsylvania interest rate laws.

After extensive prehearing motion practice, the final hearing on the OSC was held between October 6, 2025 and October 8, 2025 and post hearing briefing was filed by all parties thereafter. On April 14, 2026, the Chief Hearing Examiner issued a Proposed Adjudication and Order in favor of the Respondent Entities, and adverse to DOBS, as to all counts. The Pennsylvania Banking and Securities Commission is now reviewing the matter to determine whether to accept, revise, remand, or reject the Chief Hearing Examiner’s Proposed Adjudication and Order. Oral argument before the Banking Commission was held on July 30, 2026. After oral argument, the Banking Commission indicated that it would issue its ruling during its next scheduled meeting currently set for September 24, 2026.

Additionally, the Respondent Entities also filed various federal lawsuits asserting that requiring the Respondent Entities to participate in the OSC evidentiary hearing violates those entities’ constitutional rights and, in those federal actions, sought injunctions to prevent any violation of the Respondent Entities’ constitutional rights. The trial courts denied the relief requested and the Respondent Entities appealed. The appellate courts, the Fourth Circuit, Fifth Circuit, and Third Circuit, upheld the trial courts' rulings. Petitions for writs of certiorari to the Supreme Court of the United States from the Third, Fifth, and Fourth Circuit Courts were filed on June 3, 2026, July 2, 2026, and August 27, 2026, respectively. With respect to the petition for writ of certiorari filed as a result of the Third and Fifth Circuit appeals, the Supreme Court requested that DOBS submit written responses to the Respondent Entities’ petitions by September 28, 2026.

South Carolina Department of Consumer Affairs v. Cash Central of South Carolina LLC

On May 6, 2016, the South Carolina Department of Consumer Affairs (the “Department”) brought this action against Cash Central of South Carolina LLC (“Cash Central”) for allegedly failing to comply with South Carolina Consumer Code sections 37-3-201 and 37-3-305 alleging Cash Central failed to file and post maximum rate schedules. A trial was held and Cash Central prevailed. The Department appealed and the South Carolina Court of Appeals reversed the trial court’s ruling. Cash Central petitioned the Supreme Court of South Carolina to review the appellate decision, but the petition was denied and the case was remanded back to the trial court. After remand, Cash Central obtained leave to amend its Answer and add additional affirmative defenses to the Department’s claims. On January 31, 2025, the Department moved for summary judgment as to those affirmative defenses. On May 20, 2025, the Court granted summary judgment in favor of the Department as to some, but not all, of those defenses. Cash Central then filed a Rule 59(e) Motion for Reconsideration, which was denied. On August 6, 2025, Cash Central filed its notice of appeal and filed its opening brief on January 28, 2026. The appeal and trial court proceeding has been dismissed and the action is concluded. The Parties have settled this action and executed a written settlement agreement on April 27, 2026.

Courtney Blackmon v. TitleMax of Georgia, Inc. d/b/a TitleMax, TMX Finance LLC, and Tracy Young

On February 21, 2024, Plaintiff filed this putative class action alleging violations of the Military Lending Act (“MLA”) against TitleMax of Georgia, Inc., TMX Finance, LLC (together the “TM Subsidiary”) and Tracy Young. In September 2021, Plaintiff applied for a title pawn in store and was initially denied and determined to be ineligible as a covered borrower under the MLA. Plaintiff reapplied that same day and inputted her mother’s social security number and was approved. In July 2022, Plaintiff applied for another title pawn under the same false social security number and was approved, with the pawn refinanced several times. Plaintiff seeks to represent “All MLA Covered Borrowers in the United States that entered into a Pawn Transaction Disclosure Statement and Security Agreement” within five years prior to the commencement of the litigation. After initial motion practice, discovery commenced, but in August 2025, discovery was stayed for a period of 60 days in order for the TM Subsidiary to effectuate payment to affected consumers pursuant to the Consent Order (the “2023 Order”) that the TM Subsidiary entered into with the CFPB on February 23, 2023. Further, the Court entered an Order granting the Motion to Stay and a stay is in place until April 13, 2026. At a status conference that occurred on May 6, 2026, the Court entered a briefing schedule for an upcoming TM Subsidiary dispositive motion, which required TM Subsidiary to file its opening brief by May 20, 2026, which it did, with the opposition’s brief then due on June 19, 2026, and TM Subsidiary’s reply brief due on July 20, 2026. Prior to the opposition brief being due, the parties reached a settlement in principle, notified the Court of the same, and on June 18, 2026, the Court entered an Order administratively closing the case and directing the Parties to file a dismissal upon finalization of the settlement.

Manning M. “Chip” Goldsmith III, M.D., and Jason Jue v. Tracy Young, TY ICOT Investments, LLC, and TMX Finance, LLC, TitleMax of Texas, Inc., and TitleMax of Georgia, Inc.

On March 29, 2017, Plaintiffs filed this action in the State Court of Chatham County, Georgia. Plaintiffs are minority shareholders of ICOT Investments, LLC (“ICOT”), a hearing aid company in which Tracy Young (“Young”) is the majority shareholder. Young is the former CEO of TMX Finance, LLC, TitleMax of Texas, Inc. (“TM TX”), and TitleMax of Georgia, Inc. (“TM GA”) (collectively the “TMX Defendants”). ICOT is unaffiliated with any TMX Defendant or any of their affiliates. Plaintiffs Goldsmith and Jue allege that Young, during his time as CEO of the TMX Defendants, conspired with, or utilized, various TM TX and TM GA employees in order for Young to dilute the minority shareholders’ shares in ICOT. The TMX Defendants filed their Motion for Summary Judgment and a hearing on the Motion occurred on May 5, 2026. For procedural reasons, the TMX Defendants’ filed a new Motion for Summary Judgment and, on August 26, 2026, the Court entered an order granting the TMX Defendants' Motion for Summary Judgment as to all claims pending against them.

Note 13. Income Taxes

The Company files a consolidated federal income tax return. The Company files consolidated or separate state income tax returns as permitted by the individual states in which it operates. The Company’s income tax returns are subject to examination by federal and state taxing authorities. The statute of limitations related to the Company’s consolidated federal tax return is closed for all tax years up to and including 2021. The years open to examination by state and local government authorities vary by jurisdiction, but the statute is generally three years from the date the tax return is filed. Additionally, NOL carryforwards from certain earlier periods in these jurisdictions may be subject to examination to the extent they are utilized in a later period. Currently, the Company is not under any examination by taxing authorities. The Company had no liability recorded for unrecognized tax benefits at June 30, 2026, and December 31, 2025.

The effective tax rate for the six months ended June 30, 2026, was impacted due to improved business conditions that made it more likely than not that deferred tax assets would be realized and release of the valuation allowance.

The Company had net deferred tax assets of $47.8 million and $58.3 million as of June 30, 2026 and December 31, 2025, respectively. The Company regularly assesses the need for a valuation allowance against its deferred tax assets each quarter. In making that assessment, the Company considers both positive and negative evidence in the various jurisdictions in which it operates related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2026, based on all available positive and negative evidence, having demonstrated sustained profitability which is objective and verifiable, and taking into account anticipated future earnings, the Company has concluded that it is more likely than not that most of its U.S. federal and state deferred tax assets will be realizable, with the exception of net operating losses related to separate entity returns where there are material doubts as to our ability to utilize in statutory carryforward period, and intangible assets that are subject to the built in loss limitations. The Company continues to maintain a valuation allowance in response to uncertainty regarding realizability of these deferred tax assets as they have not met the “more likely than not” realization criteria. When a change in valuation allowance is recognized during an interim period, the change in valuation allowance resulting from current year income is included in the annual effective tax rate and the release of valuation allowance supported by projections of future taxable income is recorded as a discrete tax benefit in the interim period. In the first quarter of 2026, the Company released $42.0 million of its valuation allowance, included in the (benefit from) provision for income taxes in the consolidated statements of operations. A valuation allowance of $8.0 million and $58.3 million was recognized at June 30, 2026 and December 31, 2025, respectively, to reduce the deferred tax assets to the amount that was more likely than not expected to be realized. The Company will continue to monitor the need for a valuation allowance against its deferred tax assets on a quarterly basis.

Note 14. Transactions with Variable Interest Entities

In accordance with ASC 810, the Company evaluates its relationships with other entities to determine whether it has a variable interest in a legal entity and, if so, whether that entity is a variable interest entity (“VIE”) that should be considered for consolidation. The Company consolidates any VIE where it has determined that the Company is the primary beneficiary. The primary beneficiary is the entity that has both the power to direct the activities of the VIE that most significantly impacts the VIE’s economic performance as well as the obligation to absorb the losses or receive benefits of the entity that could potentially be significant to the VIE.

Certain subsidiaries of the Company have limited agency agreements with unaffiliated third-party lenders under the CSO program. The agreements govern the terms by which the Company refers customers to that lender, on a non-exclusive basis, for a possible extension of credit, processes loan applications, and commits to reimburse the lender for any loans or related fees that were not collected from such customers. As of June 30, 2026 and December 31, 2025, the outstanding amount of active consumer loans guaranteed by the Company, which represents the Company’s maximum exposure, was $215.7 million and $239.2 million, respectively. The accrual for third-party lender losses related to these obligations totaled $43.0 million and $49.8 million as of June 30, 2026 and December 31, 2025, respectively. This obligation is recorded in accounts payable and accrued liabilities on the Company’s consolidated balance sheets. The Company has determined that the lenders as part of this program are VIEs. Based on management’s evaluation, the Company has determined they are not the primary beneficiary and that consolidation of the VIEs is not required because the Company does not own or control any interests in the entities, lacks the power to direct the activities that most significantly impact their economic performance, and does not have the obligation to absorb the losses or receive the benefits of the entities.

Additionally, beginning in 2023, the Company through its subsidiaries has a limited agency agreement with an unaffiliated third-party fund under a retail foot traffic agreement. The agreement governs the terms by which the third-party lending program supported by the fund is offered by the Company, which increases the retail foot traffic and the potential of the Company to increase other product offerings to those individuals as part of or independent of the third-party lending program in exchange for assuring a minimum cash requirement held by the fund. Also, as part of the program, the Company through its subsidiaries has limited agency agreements with an unaffiliated third-party program administrator and unaffiliated third-party payment processors to act as the loan distributor for the third-party lending program, responsible for creating loan awareness, assisting customers with applying for the loans, and processing transactions for the customer. As the Company acts as an agent in these arrangements, revenue is recognized on a net basis in the amount of fees earned from the unaffiliated third-party payment processors. Revenue is reduced for the estimated variable consideration related to assuring a minimum cash requirement and program fees associated with the program. The program fees are classified as consideration payable to the unaffiliated third-party program administrator and unaffiliated third-party payment processor and recorded as contra revenue.

In the fourth quarter of 2025 the Company determined, based on facts and circumstances, that there was a significant deterioration in the unaffiliated third-party payment processors' creditworthiness and collecting the full receivable was no longer considered probable. The Company did not reverse the revenue previously recognized and recorded the reserve for collectability as a contra revenue and against the receivable included in other assets on the Company’s consolidated balance sheets. On June 4, 2026, the Company entered into a settlement agreement that extinguished the previously outstanding receivable and resulted in the issuance of a non-interest-bearing, $10.0 million promissory note by the unaffiliated third-party payment processor, collateralized by a security interest in substantially all of the debtor's assets. The note matures in November 2028 and requires monthly payments ranging from $0.1 million to $0.4 million. The note was initially recognized at $8.3 million, net of a $1.7 million discount, and is included in other assets on the Company’s consolidated balance sheet. The $1.7 million discount is being accreted to interest income over the term of the note using the effective interest method. In connection with the settlement, the Company derecognized the $15.6 million gross receivable and the related $13.8 million reserve for collectability. Because the reserve had previously been recorded as a reduction of revenue, the settlement resulted in a $6.5 million net increase to revenue from the release of previously recorded contra revenue. The promissory note is evaluated separately from receivables arising from subsequent transactions under the retail foot traffic program. Subsequent program receivables are generated through a different unaffiliated third-party participant and represent separate credit risk exposure from the settled receivable and the note receivable. As of June 30, 2026 and December 31, 2025, the Company had a receivable related to the third-party lending program, net of reserve for collectability, of none and $1.7 million, respectively. As of June 30, 2026 and December 31, 2025, the reserve for collectability was none and $12.0 million, respectively.

The following table represents the components disaggregation of revenue recognized for this third-party lending program in other revenue for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
	2026	2025
Gross revenues related to the third-party program	$33,483	$32,324
Plus: release of reserve of collectability	4,661	—
Less: variable consideration - assurance of minimum cash requirement	(16,887)	(10,460)
Less: program fees	(1,214)	(5,039)
Net revenue recognized	$20,043	$16,825

The minimum cash requirement liability was $3.6 million and $3.9 million as of June 30, 2026 and December 31, 2025, respectively, and is recorded as a liability in accounts payable and accrued liabilities on the Company’s consolidated balance sheets.

The Company has determined that only the unaffiliated third-party fund associated with this program is a VIE. Only the amounts presented as related to the assurance of the minimum cash requirement expense and corresponding liability relate to this VIE. Based on management’s evaluation, the Company has determined they are not the primary beneficiary and that consolidation of the fund is not required because the Company does not own or control any interests in the fund, lacks the power to direct the activities that most significantly impact their economic performance, and does not have the obligation to absorb the losses or receive the benefits of the fund.

Note 15. Non-Cash Equity-Based Compensation

Pursuant to the 2021 Management Incentive Plan approved by the Company’s Board of Managers, the Company and certain members of the Company’s management were granted profits interests in the form of Class B units of CCF MIP Holdings, LLC, a consolidated subsidiary. The Class B units were granted in May 2021, August 2022, August 2023, and January 2024 and vest ratably up to three years with the first ratable vesting event occurring in March 2021. For both June 30, 2026 and December 31, 2025, there were 20 Class A units and 380 Class B units authorized, issued and outstanding of CCF MIP Holdings, LLC. The award and related agreements included provisions providing for acceleration of vesting in the event of a change in control transaction (as defined in the Company’s Limited Liability Company Agreement, as amended) and forfeiture of the awards under certain circumstances.

The following assumptions were used to measure the fair value of the awards:

	May 2021 Grant	August 2022 Grant	August 2023 Grant	January 2024 Grant
Risk-free interest rate	1.29%	2.90%	2.90%	3.88%
Expected volatility	52.0%	51.0%	51.0%	60.0%
Expected term	6.9 years	5.6 years	5.6 years	4.2 years

The grant date fair value of the May 2021, August 2022, August 2023 and January 2024 awards were $6.5 million, $5.1 million, $0.9 million, and $2.3 million, respectively, and was estimated using the Black-Scholes option-pricing model. Including forfeitures, non-cash equity-based compensation of $0.2 million and $1.4 million for the six months ended June 30, 2026 and 2025, respectively, has been recognized which resulted in an increase in non-controlling interest in consolidated members’ deficit. The May 2021 awards were fully recognized as of December 31, 2023. The August 2022 awards were fully recognized as of June 30, 2025. The August 2023 awards were fully recognized as of September 30, 2025. There was $0.2 million of additional non-cash compensation expense to be recognized through December 31, 2026 for the January 2024 awards.

The following table summarizes the awards activity under the August 2022 Grant, August 2023 Grant and the January 2024 Grant during the six months ended June 30, 2026:

(in thousands, except unit data)	Number of Units	Weighted-Average Grant Date Fair Value Per Unit
Unvested as of December 31, 2025	2.4	$142.4
Granted	—	—
Vested	(1.2)	142.4
Forfeited	—	—
Unvested as of June 30, 2026	1.2	$142.4

Pursuant to the 2019 Management Incentive Plan approved by the Company’s Board of Managers, the Company’s Board of Managers issued options (“Options”) to three employees of the Company to purchase a combined total of 11,732,787 Class M Common Units. The Options were awarded on January 31, 2022 and vested immediately. The Options expire, if not exercised, on the earlier of i) termination of employment or ii) January 31, 2032. As of June 30, 2026, Options for 5,866,393.5 Class M Common Units remained open.

The following tables summarize the Options activity during the six months ended June 30, 2026:

(in thousands, except unit and per unit data)	Number of Units	Weighted- Average Exercise Price Per Unit	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2025	5,866,393.5	$0.16	6.1	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding as of June 30, 2026	5,866,393.5	$0.16	5.6	$—

In addition, certain members of the Company’s Board of Managers were granted phantom restricted unit awards that will be settled upon a change in control transaction (as defined in the Company’s Limited Liability Company Agreement, as amended). The phantom restricted units were fully vested and were subject to customary anti-dilution adjustments. The Company has not recognized any compensation expense for the phantom restricted units as of June 30, 2026, and did not recognize any compensation expense until the closing of a change in control transaction.

On August 11, 2026, pursuant to the Merger Agreement, Katapult completed the business combination transaction with Aaron's and the Company. Immediately prior to the effective time of the Merger Agreement, all unvested units immediately vested with the change of control and the Company caused the CCFI MIP Holders to assign, transfer and deliver to Katapult, and Katapult assumed and acquired from the CCFI MIP Holders, the CCFI MIP Equity and Katapult issued to the CCFI MIP Holders and CCF caused the CCFI MIP Holders to acquire from Katapult shares of Katapult Common Stock as consideration for the CCFI MIP Equity. At the effective time of the Merger Agreement, i) all outstanding Common Units, Preferred Units and Phantom Units of the Company were collectively converted solely into the right to receive shares of Katapult Common Stock, ii) shares of Katapult Common Stock became subject to Warrants of the Company, and iii) vested Options not exercised were forfeited for no consideration. Refer to Note 17 for additional details on the Merger Agreement.

Note 16. Fair Value of Financial Instruments and Fair Value Measurements

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Finance receivables at fair value: The FVO portfolio is measured based on a discounted cash flow methodology. The internally developed model uses inputs, such as estimated loss, payment activity, discount rate, and certain originating, servicing, and collection cost assumptions that are unobservable but reflect the Company’s best estimates of the assumption a market participant would use to calculate fair value. As the model inputs are based on significant unobservable inputs, the FVO portfolio is classified as Level 3 of the valuation hierarchy.

The table below presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025:

	Fair Value Measurements
	June 30, 2026				December 31, 2025
	Carrying Amount	Level 1	Level 2	Level 3	Carrying Amount	Level 1	Level 2	Level 3
Assets
Finance receivables at fair value	$266,539	$—	$—	$266,539	$273,223	$—	$—	$273,223

The table below presents quantitative information about key unobservable inputs used for the Company’s finance receivable fair value measurements as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Net collections rate(1)	41.9%	41.4%
Cost assumptions rate(1)	27.2%	27.5%
Discount rate	12.5%	12.8%

(1) Rates presented are weighted averages of all FVO portfolios.

Certain unobservable inputs may, in isolation, have either a directionally consistent or opposite impact on the fair value of the finance instrument for a given change in that input. An increase to the net collection rate would increase the fair value of the Company’s finance receivables at fair value. An increase to the cost assumptions rate or discount rate would decrease the fair value of the Company’s finance receivables at fair value. When multiple inputs are used within the valuation techniques for loans, a change in one input in a certain direction may be offset by an opposite change from another input.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis. The Company has assets and liabilities, such as property and equipment, goodwill and intangible assets that have a carrying value which could be subject to impairment under unfavorable events or circumstances. At June 30, 2026 and December 31, 2025, the Company had no material assets or liabilities measured at fair value on a nonrecurring basis.

Financial Instruments Not Measured at Fair Value

The carrying amount and estimated fair values of the Company’s financial instruments summarized by level are as follows:

Cash, cash equivalents and restricted cash: The fair values of cash, cash equivalents and restricted cash are measured using Level 1 inputs.

Finance receivables at amortized cost, net: Finance receivables at amortized cost, net consist of short-term and medium-term secured and unsecured consumer loans, including open end lines of credit. Loans originate at prevailing market rates. For the short-term secured and unsecured consumer loans, given the short-term nature of these loans and due to these loans continually being repriced at current market rates, the amortized cost approximates fair value. For the medium-term secured and unsecured consumer loans, the Company estimated fair value by using a discounted cash flow methodology. The internally developed model uses inputs, such as estimated loss, payment activity, discount rate, average loan age, and certain originating, servicing, and collection cost assumptions that are unobservable but reflect the Company’s best estimates of the assumption a market participant would use to calculate fair value. The fair values of loans receivable are measured using Level 3 inputs.

Repossessed assets: Repossessed assets are valued at the lower of the finance receivable balance prior to repossession or the estimated net realizable value of the repossessed asset. The Company estimates net realizable value using the projected cash value upon liquidation, less costs to sell the related collateral. The fair value of repossessed assets are estimated using Level 3 inputs determined based on comparable recent used-vehicle auction sales and known changes in the broad used-vehicle market. Repossessed assets are included in other assets on the Company’s consolidated balance sheets.

Debt: The Company’s private term and revolving debt facilities, both variable and fixed interest rates, are not actively traded and therefore do not have quoted market prices and thus are measured using Level 3 inputs. The Company’s variable interest rate debt facilities are tied to SOFR, a market benchmark, with a short reset period, and are estimated to have a fair value equal to par. The Company’s fixed interest debt facilities fair value is estimated by discounting the contractual cash flows at the current market interest rate the Company would bear if executed in the current market after considering changes in the market interest rate and credit profile of the Company, and result in an estimated fair value equal to par.

The table below presents the Company’s financial assets and liabilities that are disclosed but not carried at fair value and the level within the fair value hierarchy as of June 30, 2026:

		Fair Value Measurements
	Carrying Amount	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$96,839	$96,839	$—	$—
Restricted cash	1,128	1,128	—	—
Total cash, cash equivalents and restricted cash	97,967	97,967	—	—
Finance receivables at amortized cost, net	410,280	—	—	457,988
Repossessed assets	10,799	—	—	10,799
Liabilities
Swingline loan	$12,000	$—	$—	$12,000
PPP loan	10,000	—	—	10,000
First lien facility(1)	142,850	—	—	142,850
Term loan(1)	110,718	—	—	110,718
Sparrow term loan(1)	50,000	—	—	50,000
Sparrow single-pay facility(1)	30,987	—	—	30,987
Sparrow multi-pay facility(1)	110,654	—	—	110,654
TMX ABL credit facility(1)	364,640	—	—	364,640
Trident ATL loan(1)	148,329	—	—	148,329
TMX Over-advance credit facility(1)	8,100	—	—	8,100
Total debt	$988,278	$—	$—	$988,278

(1) The carrying amount of the debt instrument is exclusive of issuance costs.

The table below presents the Company’s financial assets and liabilities that are disclosed but not carried at fair value and the level within the fair value hierarchy as of December 31, 2025:

		Fair Value Measurements
	Carrying Amount	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$94,575	$94,575	$—	$—
Restricted cash	913	913	—	—
Total cash, cash equivalents and restricted cash	95,488	95,488	—	—
Finance receivables at amortized cost, net	430,108	—	—	474,407
Repossessed assets	9,535	—	—	9,535
Liabilities
Swingline loan	$20,000	$—	$—	$20,000
PPP loan	10,000	—	—	10,000
First lien facility(1)	142,850	—	—	142,850
Term loan(1)	110,718	—	—	110,718
Sparrow term loan(1)	70,000	—	—	70,000
Sparrow single-pay facility(1)	30,987	—	—	30,987
Sparrow multi-pay facility(1)	119,073	—	—	119,073
TMX ABL credit facility(1)	381,387	—	—	381,387
Trident ATL loan(1)	148,329	—	—	148,329
TMX Over-advance credit facility(1)	8,100	—	—	8,100
Total debt	$1,041,444	$—	$—	$1,041,444

(1) The carrying amount of the debt instrument is exclusive of issuance costs.

Note 17. Merger Agreement

On December 11, 2025, the Company entered into the Initial Merger Agreement, by and among Katapult, Katapult Merger Sub 1, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Katapult (“Merger Sub 1”), Katapult Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Katapult (“Merger Sub 2”), Aaron’s and the Company.

On August 11, 2026, pursuant to the Merger Agreement, Katapult completed the business combination transaction with the Company and Aaron's. The transaction was approved and certain members of management of the Company, having performed all necessary conditions and acts to be completed immediately prior to, contributed and assigned certain equity award units of the Company in exchange for shares of Katapult stock. Immediately prior to the effective time of the Merger Agreement, the Company caused the CCFI MIP Holders to assign, transfer and deliver to Katapult, and Katapult assumed and acquired from the CCFI MIP Holders, the CCFI MIP Equity and Katapult issued to the CCFI MIP Holders and CCF caused the CCFI MIP Holders to acquire from Katapult 11,011,927 shares of Katapult Common Stock as consideration for the CCFI MIP Equity. At the effective time of the Merger Agreement, i) all outstanding Common Units, Preferred Units and Phantom Units of the Company were collectively converted solely into the right to receive 58,516,558 shares of Katapult Common Stock, ii) 244,146 shares of Katapult Common Stock became subject to Warrants of the Company, and iii) vested Options not exercised were forfeited for no consideration. At the effective time of the Merger Agreement, Merger Sub 2 merged with and into CCF (the "Merger"), and the separate existence of Merger Sub 2 ceased and CCF continued as the surviving limited liability company and subsidiary of Katapult. For more information, refer to Registration Statement on Form S-4 filed on June 18, 2026. We incurred costs related to or resulting from the transaction. These costs primarily consist of legal, professional and consulting fees and retention-related compensation costs, which are recorded to acquisition expenses on the consolidated statements of operations.